Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVX CORPORATION,

ARMSTRONG ALPERT, INC.,

ETHERTRONICS, INC.,

AND

FORTIS ADVISORS LLC, AS STOCKHOLDER REPRESENTATIVE

Dated as of December 29, 2017

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

(continued)

-vii-

(continued)

-viii-

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.40	Company Disclosure Letter
Schedule 1.144	Required Consents
Schedule 2.7	Directors of the Surviving Corporation
Schedule 2.8	Officers of the Surviving Corporation
Schedule 4.12(b)	Authorized Tax Return Preparers
Schedule 7.7	Resignations of Officers and Directors
Schedule 8.1(b)	Competition Law Filings

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Stockholder Consent
Exhibit E	Binder Agreement and Draft Policy for Representations and Warranties Insurance Policy
Exhibit F	Form of Restrictive Covenant Agreement

-ix-

AGREEMENT AND PLAN of MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 29, 2017, by and among AVX Corporation, a Delaware corporation (“Parent”), Armstrong Alpert, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Ethertronics, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Stockholder Representative (“Stockholder Representative”), recites and provides as follows:

RECITALS

WHEREAS, the Parties intend that Merger Subsidiary be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption and approval of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the boards of directors of Merger Subsidiary has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Subsidiary and its sole stockholder, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Subsidiary, will act by written consent to approve and adopt this Agreement in accordance with the DGCL; and

WHEREAS, a portion of the cash otherwise payable by Parent to the stockholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1     280G Waiver. “280G Waiver” shall have the meaning set forth in Section 7.14 hereof.

Section 1.2     2016 Balance Sheet. “2016 Balance Sheet” shall have the meaning set forth in Section 4.5 hereof.

Section 1.3     Adjustment Pro Rata Share. “Adjustment Pro Rata Share” shall mean, with respect to any Company Stockholder or Optionholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the sum of (i) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon exercise of all Options held by such Person as of immediately prior to the Effective Time, plus (iii) the number of shares of Company Preferred Stock owned of record by such Person as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number (including from the calculation of Fully Diluted Share Number all Options).

Section 1.4     Affiliate. “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of more than fifty percent (50%) of the voting securities of such Person; provided, however, Kyocera Corporation of Japan and its wholly owned subsidiaries shall not be deemed Affiliates of Parent or Merger Subsidiary.

Section 1.5     Aggregate Exercise Price. “Aggregate Exercise Price” shall mean the aggregate dollar amount that would be received by the Company as the purchase price upon the full exercise (and not any net exercise) of all Options outstanding immediately prior to the Effective Time.

Section 1.6     Aggregate Preference Amount. “Aggregate Preference Amount” shall mean the sum of (a) the product of the Series C Preference Amount multiplied by the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time; plus (b) the product of the Series E Preference Amount multiplied by the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

Section 1.7     Agreement. “Agreement” shall have the meaning set forth in the preamble to this Agreement.

Section 1.8     Ancillary Documents. “Ancillary Documents” shall mean the Escrow Agreement, the certificates referenced in Section 2.4(a)(iii), Section 2.4(a)(iv) and Section 2.4(b)(viii), the estoppels referenced in Section 2.4(a)(vii), the payoff and release letters referenced in Section 2.4(a)(ix), the Certificate of Merger, the Closing Indebtedness and Net Debt Certificate, the Closing Company Transaction Expenses Certificate, the Consideration Spreadsheet and the Stockholder Notice.

Section 1.9     Basket. “Basket” means two hundred fifty thousand dollars ($250,000).

Section 1.10     Books and Records. “Books and Records” shall mean original or true and complete copies of all of the books, records, files, data and information of the Company and the Subsidiaries (including, without limitation, customer lists, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence), in each case, whether in written or electronic form.

Section 1.11     Business Day. “Business Day” shall mean any day of the year other than: (a) any Saturday or Sunday; (b) any other day on which the banks located in the State of South Carolina or the State of California are required to be closed for business; or (c) September 29, 2017.

Section 1.12     Cancelled Shares. “Cancelled Shares” shall have the meaning set forth in Section 3.1(a) hereof.

Section 1.13     Cap. “Cap” shall have the meaning set forth in Section 10.1(b) hereof.

Section 1.14     CERCLA. “CERCLA” shall have the meaning set forth in Section 4.16(d) hereof.

Section 1.15     Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 2.1(a) hereof.

Section 1.16     Certificate. “Certificate” shall mean a certificate that immediately prior to the Effective Time represented one or more issued and outstanding shares of Company Common Stock or Company Preferred Stock.

Section 1.17     Circular 698. “Circular 698” shall mean Guo Shui Han [2009] No. 698 – the Circular on Strengthening the Administration on Collection of Enterprise Income Tax on Income From Equity Transfers by Non-residents, issued by the State Administration of Taxation on December 10, 2009 and its implementation regulations, as re-enacted, amended or replaced from time to time.

Section 1.18     Closing. “Closing” shall have the meaning set forth in Section 2.3 hereof.

Section 1.19     Closing Company Transaction Expenses Certificate. “Closing Company Transaction Expenses Certificate” shall have the meaning set forth in Section 3.13 hereof.

Section 1.20     Closing Date. “Closing Date” shall mean the date on which the Closing occurs.

Section 1.21     Closing Indebtedness and Net Debt Certificate. “Closing Indebtedness and Net Debt Certificate” shall have the meaning set forth in Section 3.13 hereof.

Section 1.22     Closing Merger Consideration. “Closing Merger Consideration” shall mean the Purchase Price, plus the Estimated Closing Adjustment (which may be a negative number), minus (a) the Indemnification Escrow Amount, (b) the Purchase Price Adjustment Escrow Amount, (c) the Stockholder Representative Escrow Amount, (d) the Net Debt Adjustment, if any, and (e) the amount of unpaid Company Transaction Expenses as of the Closing Date.

Section 1.23     Closing Per Option Merger Consideration. “Closing Per Option Merger Consideration” shall mean (a) the Closing Merger Consideration, plus the Aggregate Exercise Price, minus the Aggregate Preference Amount, plus the Indemnification Escrow Amount, plus the Purchase Price Adjustment Escrow Amount, plus the Stockholder Representative Escrow Amount, divided by (b) the Fully Diluted Share Number.

Section 1.24     Closing Per Share Merger Consideration. “Closing Per Share Merger Consideration” shall mean (a) the Closing Per Option Merger Consideration, minus (b) the quotient of (i) the sum of the Indemnification Escrow Amount, plus the Purchase Price Adjustment Escrow Amount, plus the Stockholder Representative Escrow Amount, divided by (ii) the Fully Diluted Share Number (with the calculation of such Fully Diluted Share Number excluding any Options).

Section 1.25     Closing Working Capital. “Closing Working Capital” shall mean the Working Capital of the Company as of the Closing Date.

Section 1.26     Closing Working Capital Statement. “Closing Working Capital Statement” shall have the meaning set forth in Section 3.11(b)(i) hereof.

Section 1.27     COBRA. “COBRA” shall have the meaning set forth in Section 4.10(c) hereof.

Section 1.28     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.29     Commercial Tax Agreement. “Commercial Tax Agreement” shall mean customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

Section 1.30     Company. “Company” shall have the meaning set forth in the preamble to this Agreement and, unless context otherwise requires, shall include the Company and the Subsidiaries on a consolidated basis.

Section 1.31     Company Affiliate. “Company Affiliate” shall have the meaning set forth in Section 4.14 hereof.

Section 1.32     Company Board. “Company Board” shall have the meaning set forth in the Recitals.

Section 1.33     Company Bylaws. “Company Bylaws” shall have the meaning set forth in Section 4.1 hereof.

Section 1.34     Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Section 1.35     Company Cash. “Company Cash” shall mean the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries.

Section 1.36     Company Charter. “Company Charter” shall have the meaning set forth in Section 4.1 hereof.

Section 1.37     Company Common Stock. “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

Section 1.38     Company Preferred Stock. “Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

Section 1.39     Company Contracts. “Company Contracts” shall have the meaning set forth in Section 4.19(a) hereof.

Section 1.40     Company Disclosure Letter. “Company Disclosure Letter” shall mean the disclosure letter prepared by the Company and attached as Schedule 1.40 to this Agreement.

Section 1.41     Company Indebtedness. “Company Indebtedness” shall mean all obligations or other liabilities of the Company or any of its Subsidiaries for:  indebtedness for money borrowed;  indebtedness evidenced by notes, debentures, bonds or other similar debt instruments, the payment for which the Company or a Subsidiary is responsible or liable;  reimbursements, payments or similar obligations in respect of banker’s acceptances, surety bonds, interest rate protection agreements, swap agreements, hedge agreements, foreign exchange contracts or similar agreements; capital lease obligations; the deferred purchase price of property, equipment or services (other than accounts payable or accrued expenses in the ordinary course of business); indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; reimbursements, payments or similar obligations, contingent or otherwise, letter of credit or similar facilities; quasi-debt items such as off balance sheet financing arrangements, syndicated leases or other off balance sheet liabilities owed to third parties, the purpose or effect of which is to defer, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such Person; all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company or a Subsidiary is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or “keep-well” arrangements, or for the payment of which the Company’s or a Subsidiary’s property is subject to any Lien (even though the other Persons may not have assumed or become liable for the payment of such indebtedness); and any unpaid interest, premiums, prepayment penalties or other penalties, exit fees, other fees and expenses, and any other amounts owing that are required to be paid by the Company or a Subsidiary in respect of indebtedness described in clauses (i) through (ix) above. The Company Indebtedness specifically includes the mortgage loan with the Industrial Bank of Korea for Real Property owned by the Company or a Subsidiary; however, such mortgage shall not be paid and satisfied at Closing and shall remain outstanding.

Section 1.42     Company Indemnified Parties. “Company Indemnified Parties” shall have the meaning set forth in Section 11.1(b) hereof.

Section 1.43     Company Insurance Expense. “Company Insurance Expense” shall have the meaning set forth in Section 7.10 hereof.

Section 1.44     Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that either, individually or in the aggregate, (a) would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations or prospects of the Company or any of its Subsidiaries, taken as a whole, or (b) hinders, delays or prevents the consummation of the Merger and the transactions contemplated hereby by the Company; provided, however, that “Company Material Adverse Effect” shall not include any change, effect, event, occurrence or state of facts arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement, except pursuant to Section 4.4 and Section 7.8; (vi) changes in applicable Law or GAAP; (vii) the announcement or pendency of this Agreement or the transactions completed hereby; (viii) the Company’s failure to meet any internal projections (in and of itself); or (ix) an investigation of or challenge to the transactions described herein by a Governmental Authority pursuant to any Competition Law; provided further, however, that any change, effect, event, occurrence or state of facts referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, effect, event, occurrence or state of facts has a disproportionate effect on the Company compared to other participants in the industry in which the Company conducts its businesses.

Section 1.45     Company Source Code. “Company Source Code” shall have the meaning set forth in Section 4.17(k) hereof.

Section 1.46     Company Stockholders. “Company Stockholders” shall mean the holders of the Company Common Stock and the Company Preferred Stock.

Section 1.47     Company Stockholder Approval. “Company Stockholder Approval” shall have the meaning set forth in Section 4.29 hereof.

Section 1.48     Company Stock Plan. “Company Stock Plan” shall mean the Ethertronics, Inc. 2000 Stock Plan, adopted August 9, 2000, as amended.

Section 1.49     Company Transaction Expenses. “Company Transaction Expenses” shall mean all fees and expenses incurred by the Company and any Subsidiary at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including, but not limited to, (a) all investment banking, legal, accounting and other professional fees, costs and expenses incurred on or before the Closing Date and payable by the Company or any Subsidiary, (b) any amounts payable by the Company or any Subsidiary to any third party in connection with obtaining any consent, notice or approval required to be obtained by the Company or any Subsidiary in connection with the consummation of the Merger (including any amount paid or payable by the Company or any Subsidiary pursuant to Section 7.8(g)), (c) the Company Insurance Expense, (d) all amounts (plus any payroll Taxes or any Taxes required to be paid by the Company or any Subsidiary with respect thereto) payable as a result of or in connection with the consummation of the Merger by the Company or any Subsidiary, contemporaneously with or after the Closing Date under any “change of control,” retention, termination, compensation, severance or other similar arrangements to which the Company or any Subsidiary is a party, (e) the Tail Policy premium, (f) the portion of Transfer Taxes borne by the Company Stockholders pursuant to Section 10.6, and (g) all amounts (plus any payroll Taxes or any Taxes required to be paid by the Company or any Subsidiary with respect thereto) payable to the ten employees listed in Section 4.2(b) of the Company Disclosure Letter in lieu of the “committed options” that otherwise would have been issued to such employees but for the Merger.

Section 1.50     Company Warrants. “Company Warrants” shall mean, collectively, the Series B Warrants, the Series C Warrants, the Series D Warrants and the Series F Warrants.

Section 1.51     Competition Law. “Competition Law” shall mean statutes, rules, regulations, orders, decrees, administrative guidance and judicial doctrines and other laws inside and outside the United States that are designed or intended to regulate mergers or other business combinations (requiring pre-closing or post-closing authorizations, consents or judgments) or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Section 1.52     Consideration Spreadsheet. “Consideration Spreadsheet” shall have the meaning set forth in Section 3.12(a) hereof.

Section 1.53     Contractors. “Contractors” shall have the meaning set forth in Section 4.10(l) hereof.

Section 1.54     Contracts. “Contracts” shall mean all contracts, agreements, leases, licenses and binding commitments, whether written or oral (and all amendments, side letters, modifications and supplements thereto).

Section 1.55     Deeds. “Deeds” shall have the meaning set forth in Section 4.7(b) hereof.

Section 1.56     Defect. “Defect” shall mean a material defect in design, manufacture, processing of a Product, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, or dangerous propensity.

Section 1.57     DGCL. “DGCL” shall have the meaning set forth in the Recitals.

Section 1.58     Disputed Amounts. “Disputed Amounts” shall have the meaning set forth in Section 3.11(c)(iii) hereof.

Section 1.59     Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 3.4 hereof.

Section 1.60     Effective Time. “Effective Time” shall have the meaning set forth in Section 2.2 hereof.

Section 1.61     Employee. “Employee” shall have the meaning set forth in Section 4.11(c) hereof.

Section 1.62     Employee Benefit Plan. “Employee Benefit Plan” shall mean each pension, retirement, savings and profit sharing, per diem, bonus, jubilee pay, incentive, deferred compensation, severance pay, welfare or other employee benefit plan, fund or program, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any stock purchase, stock option or other equity based compensation plans, agreement or arrangement, supplemental savings and profit sharing plan, retention plan, nonqualified deferred compensation plan, change in control agreement, vacation, employment, independent contractor, disability, hospitalization, sickness, death, medical insurance, dental insurance, tuition assistance, life insurance, fringe benefit and any other employee benefit plan (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, trust, fund, contract or arrangement contributed to, required to be contributed to, or maintained or sponsored by, any of, or on behalf of, the Company, any Subsidiary or any of their ERISA Affiliates, or under which any of them has or reasonably could be expected to have any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) or liabilities, actual or contingent, by guaranty or otherwise, whether or not legally binding, and whether or not subject to ERISA, covering present or former employees, independent contractors, leased employees, officers or directors of the Company, any Subsidiary or any ERISA Affiliate (or any spouse or dependent or beneficiary thereof).

Section 1.63     Environmental Claim. “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Substances at any location, or (b) the failure to comply with any Environmental Law.

Section 1.64     Environmental Laws. “Environmental Laws” shall mean any applicable common law or federal, state or local, domestic or foreign, statutes, laws, regulations, ordinances, rules, codes, enforceable obligations, agreements, orders, decrees, judgments, Permits or injunctions issued, promulgated or entered into by any Governmental Authority, in each case, relating to protection of the environment, natural resources or human health, or to the use, management, disposal, Release or threatened Release of Hazardous Substances.

Section 1.65     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated from time to time pursuant thereto.

Section 1.66     ERISA Affiliate. “ERISA Affiliate” shall mean each entity, trade or business that is, at the relevant time, a member of a controlled group or affiliated service group of which the Company or any Subsidiary is a member or that is treated as a single employer with the Company or any Subsidiary under Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA.

Section 1.67     Escrow Agent. “Escrow Agent” shall mean Branch Banking and Trust Company, a North Carolina banking corporation.

Section 1.68     Escrow Agreement. “Escrow Agreement” shall mean the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

Section 1.69     Escrow Funds. “Escrow Funds” shall have the meaning set forth in Section 3.6(c) hereof.

Section 1.70     Estimated Closing Adjustment. “Estimated Closing Adjustment” shall have the meaning set forth in Section 3.11(a)(iii) hereof.

Section 1.71     Estimated Closing Working Capital. “Estimated Closing Working Capital” shall have the meaning set forth in Section 3.11(a)(i) hereof.

Section 1.72     Estimated Closing Working Capital Statement. “Estimated Closing Working Capital Statement” shall have the meaning set forth in Section 3.11(a)(i) hereof.

Section 1.73     Exchange Agent. “Exchange Agent” shall have the meaning set forth in Section 3.5(b) hereof.

Section 1.74     Extended Termination Date. “Extended Termination Date” shall have the meaning set forth in Section 9.1(b)(i) hereof.

Section 1.75     FCPA. “FCPA” shall have the meaning set forth in Section 4.13(c)(iii) hereof.

Section 1.76     Final Order. “Final Order” shall have the meaning set forth in Section 9.1(b)(i) hereof.

Section 1.77     Financial Statements. “Financial Statements” shall have the meaning set forth in Section 4.5 hereof.

Section 1.78     FLSA. “FLSA” shall have the meaning set forth in Section 4.11(b) hereof.

Section 1.79     Foreign Benefit Plan. “Foreign Benefit Plan” shall have the meaning set forth in Section 4.10(j) hereof.

Section 1.80     Fraud. “Fraud” shall mean actual fraud under the Law of the State of Delaware, which for clarity, includes the element of scienter (knowledge of falsity).

Section 1.81     Fully Diluted Share Number. “Fully Diluted Share Number” shall mean, without duplication, (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares which are to be Cancelled Shares in accordance with Section 3.1(a)), plus (b) the aggregate number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares which are to be Cancelled Shares in accordance with Section 3.1(a)), plus (c) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time.

Section 1.82     Fundamental Representations. “Fundamental Representations” shall have the meaning set forth in Section 11.1(a) hereof.

Section 1.83     GAAP. “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

Section 1.84     Governmental Authority. “Governmental Authority” shall mean the United States of America, any other nation or any state or territory or subdivision thereof, or any municipality or locality, and any agency or instrumentality of any of the foregoing.

Section 1.85     Hazardous Substances. “Hazardous Substances” shall mean any mold or fungi, explosive, radioactive, toxic or hazardous substances or materials (including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products), and any other substances or materials defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under Environmental Laws.

Section 1.86     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Section 1.87     Improvements. “Improvements” shall have the meaning set forth in Section 4.7(b) hereof.

Section 1.88     Income Tax Return. “Income Tax Return” shall mean any Tax Return with respect to any United States federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to income, profits, receipts or gains.

Section 1.89     Indemnification Escrow Amount. “Indemnification Escrow Amount” shall mean $750,000.

Section 1.90     Indemnification Escrow Fund. “Indemnification Escrow Fund” shall have the meaning set forth in Section 3.6(a) hereof.

Section 1.91     Indemnified Parties. “Indemnified Parties” shall have the meaning set forth in Section 11.1(b) hereof.

Section 1.92     Indemnifying Party. “Indemnifying Party” shall have the meaning set forth in Section 11.3(a) hereof.

Section 1.93     Independent Accountant. “Independent Accountant” shall have the meaning set forth in Section 3.11(c)(iii) hereof.

Section 1.94     Intellectual Property. “Intellectual Property” shall mean all United States and non-United States: (a) patents and patent applications whether or not patents are issued on such applications and whether or not such patents or applications are modified, withdrawn or resubmitted; (b) registered and unregistered trade names, trade dress, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; (c) copyrights and copyright registrations (and applications for the same) and works of original authorship (whether or not the copyright has been registered); (d) trade secrets, know-how, formulae, compilations, devices, methods, techniques or processes, and confidential or proprietary information; (e) Inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process; (f) any computer software program source code, object code, data and documentation; (g) domain names or uniform resource locators used in connection with any global computer or electronic network (including, without limitation, the Internet and the World Wide Web) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, all applications, registrations, and renewals in connection therewith, and all source code, object code, data and documentation relating thereto; and (h) all other intellectual property rights associated with the foregoing.

Section 1.95     Interim Balance Sheet. “Interim Balance Sheet” shall have the meaning set forth in Section 4.5 hereof.

Section 1.96     Interim Financial Statements. “Interim Financial Statements” shall have the meaning set forth in Section 4.5 hereof.

Section 1.97     Inventions. “Inventions” shall have the meaning set forth in Section 4.17(g) hereof.

Section 1.98     IRS. “IRS” shall mean the Internal Revenue Service.

Section 1.99     Knowledge of the Company. “Knowledge of the Company” shall mean the actual knowledge, after due inquiry, of Laurent Desclos, Sebastian Rowson, Vahid Manian, Rick Johnson, Sung-Ki (SK) Jung, Olivier Pajona and Rozi Roufoogaran.

Section 1.100     Labor Laws. “Labor Laws” shall have the meaning set forth in Section 4.11(b) hereof.

Section 1.101     Law. “Law” shall mean any federal, state, foreign, supranational, provincial, local or other law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

Section 1.102     Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 4.7(b) hereof.

Section 1.103     Letter of Transmittal. “Letter of Transmittal” shall have the meaning set forth in Section 3.5(c) hereof.

Section 1.104     License Agreements. “License Agreements” shall have the meaning set forth in Section 4.17(a) hereof.

Section 1.105     Lien. “Lien” shall mean any mortgage, lien (including any Tax Lien), pledge, charge, adverse right or claim, security interest or encumbrance (excluding non-exclusive licenses to the Company’s Intellectual Property granted in the ordinary course of business) of any kind.

Section 1.106     Loss. “Loss” shall have the meaning set forth in Section 11.1(a) hereof.

Section 1.107     Majority Holders. “Majority Holders” shall have the meaning set forth in Section 12.1(c) hereof.

Section 1.108     Merger. “Merger” shall have the meaning set forth in the recitals to this Agreement.

Section 1.109     Merger Consideration. “Merger Consideration” shall mean the Closing Merger Consideration, together with those portions of the Escrow Funds (in the case of the Company Stockholders) and the Post-Closing Adjustment (if any) (in the case of the Company Stockholders and the Optionholders) that the Company Stockholders and the Optionholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

Section 1.110     Merger Subsidiary. “Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

Section 1.111     Merger Subsidiary Common Stock. “Merger Subsidiary Common Stock” shall mean the common stock, $0.001 par value per share, of Merger Subsidiary.

Section 1.112     Net Debt. “Net Debt” shall mean the greater of (i) zero and (ii) Company Indebtedness minus Company Cash as of the Closing Date.

Section 1.113     Net Debt Adjustment. “Net Debt Adjustment” shall mean the amount by which Net Debt exceeds $8,000,000.

Section 1.114     OFAC. “OFAC” shall have the meaning set forth in Section 4.13(e) hereof.

Section 1.115     Open Source Materials. “Open Source Materials” shall mean all software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Purpose License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

Section 1.116     Option. “Option” shall mean any option (whether vested or unvested) to purchase Company Common Stock granted under the Company Stock Plan and outstanding as of immediately prior to the Effective Time.

Section 1.117     Optionholder. “Optionholder” shall mean the holder of the respective Option.

Section 1.118     Owned Real Property. “Owned Real Property” shall have the meaning set forth in Section 4.7(b) hereof.

Section 1.119     Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Section 1.120     Parent Indemnified Parties. “Parent Indemnified Parties” shall have the meaning set forth in Section 11.1(a) hereof.

Section 1.121     Party; Parties. “Party” shall mean any party to this Agreement, and “Parties” shall mean all the parties to this Agreement.

Section 1.122     Pending IP. “Pending IP” shall have the meaning set forth in Section 4.17(a) hereof.

Section 1.123     Permits. “Permits” shall mean all permits, licenses, variances, exemptions, orders, registrations, consents and approvals and governmental authorizations of Government Authorities.

Section 1.124     Permitted Liens. “Permitted Liens” shall have the meaning set forth in Section 4.7(f) hereof.

Section 1.125     Person. “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

Section 1.126     Phase I Environmental Site Assessment. “Phase I Environmental Site Assessment” shall have the meaning set forth in Section 7.9 hereof.

Section 1.127     Post-Closing Adjustment. “Post-Closing Adjustment” shall have the meaning set forth in Section 3.11(b)(ii) hereof.

Section 1.128     Post-Closing Tax Period. “Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

Section 1.129     Pre-Closing Income Tax Return. “Pre-Closing Income Tax Return” shall have the meaning set forth in Section 10.4(b)(ii) hereof.

Section 1.130     Pre-Closing Other Tax Return. “Pre-Closing Other Tax Return” shall have the meaning set forth in Section 10.4(b)(iii) hereof.

Section 1.131     Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

Section 1.132     Pre-Closing Tax Return. “Pre-Closing Tax Return” shall have the meaning set forth in Section 10.4(b)(iv) hereof.

Section 1.133     Proceeding. “Proceeding” shall mean any lawsuit, arbitration, audit or other similar proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Authority.

Section 1.134     Product. “Product” shall mean any product designed, manufactured, shipped, sold, and/or distributed by or on behalf of the Company or any Subsidiary, including any product sold by the Company or any Subsidiary as the distributor, agent, or pursuant to any other contractual relationship.

Section 1.135     Pro Rata Share. “Pro Rata Share” shall mean, with respect to any Company Stockholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the sum of (i) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Effective Time, plus (ii) the number of shares of Company Preferred Stock owned of record by such Person as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number (excluding from the calculation of Fully Diluted Share Number all Options).

Section 1.136     Purchase Price. “Purchase Price” shall mean $142,000,000.

Section 1.137     Purchase Price Adjustment Escrow Amount. “Purchase Price Adjustment Escrow Amount” shall mean $1,500,000.

Section 1.138     Purchase Price Adjustment Escrow Fund. “Purchase Price Adjustment Escrow Fund” shall have the meaning set forth in Section 3.6(b) hereof.

Section 1.139     Qualified Plans. “Qualified Plans” shall have the meaning set forth in Section 4.10(b) hereof.

Section 1.140     Real Property. “Real Property” shall have the meaning set forth in Section 4.7(b) hereof.

Section 1.141     Real Property Leases. “Real Property Leases” shall have the meaning set forth in Section 4.7(b) hereof.

Section 1.142     Registered IP. “Registered IP” shall have the meaning set forth in Section 4.17(a) hereof.

Section 1.143     Release. “Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, injecting, dumping, or disposing into the environment.

Section 1.144     Required Consents. “Required Consents” shall mean the consents, approvals and notices listed on Schedule 1.144.

Section 1.145     Representations and Warranties Insurance Policy. “Representations and Warranties Insurance Policy” shall have the meaning set forth in Section 7.10 hereof.

Section 1.146     Representative Losses. “Representative Losses” shall have the meaning set forth in Section 12.1(d) hereof.

Section 1.147     Resolution Period. “Resolution Period” shall have the meaning set forth in Section 3.11(c)(ii) hereof.

Section 1.148     Restricted Nations. “Restricted Nations” shall have the meaning set forth in Section 4.13(e) hereof.

Section 1.149     Review Period. “Review Period” shall have the meaning set forth in Section 3.11(c)(i) hereof.

Section 1.150     Section 409A Plan. “Section 409A Plan” shall have the meaning set forth in Section 4.10(d) hereof.

Section 1.151     Series A Preferred Stock. “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.001 per share.

Section 1.152     Series B Preferred Stock. “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, par value $0.001 per share.

Section 1.153     Series C Preference Amount. “Series C Preference Amount” shall mean $2.25.

Section 1.154     Series C Preferred Stock. “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, par value $0.001 per share.

Section 1.155     Series D Preferred Stock. “Series D Preferred Stock” shall mean the Company’s Series D Preferred Stock, par value $0.001 per share.

Section 1.156     Series E Preference Amount. “Series E Preference Amount” shall mean $2.552.

Section 1.157     Series E Preferred Stock. “Series E Preferred Stock” shall mean the Company’s Series E Preferred Stock, par value $0.001 per share.

Section 1.158     Series F Preferred Stock. “Series F Preferred Stock” shall mean the Company’s Series F Preferred Stock, par value $0.001 per share.

Section 1.159     Series B Warrant. “Series B Warrant” shall mean a warrant to purchase shares of Series B Preferred Stock.

Section 1.160     Series C Warrant. “Series C Warrant” shall mean a warrant to purchase shares of Series C Preferred Stock.

Section 1.161     Series D Warrant. “Series D Warrant” shall mean a warrant to purchase shares of Series D Preferred Stock.

Section 1.162     Series F Warrant. “Series F Warrant” shall mean a warrant to purchase shares of Series F Preferred Stock.

Section 1.163     Shares. “Shares” shall mean shares of Company Capital Stock.

Section 1.164     Stockholder Consent. “Stockholder Consent” shall have the meaning set forth in Section 7.6(a) hereof.

Section 1.165     Stockholder Notice. “Stockholder Notice” shall have the meaning set forth in Section 7.6(b) hereof.

Section 1.166     Stockholder Representative. “Stockholder Representative” shall have the meaning set forth in the preamble to this Agreement.

Section 1.167     Stockholder Representative Escrow Amount. “Stockholder Representative Escrow Amount” shall mean $100,000.

Section 1.168     Stockholder Representative Escrow Fund. “Stockholder Representative Escrow Fund” shall have the meaning set forth in Section 3.6(c) hereof.

Section 1.169     Straddle Period. “Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

Section 1.170     Subsidiaries. “Subsidiaries” shall mean the companies and branches listed on Section 1.170 of the Company Disclosure Letter.

Section 1.171     Statement of Objections. “Statement of Objections” shall have the meaning set forth in Section 3.11(c)(ii) hereof.

Section 1.172     Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 2.1(a) hereof.

Section 1.173     Target Working Capital. “Target Working Capital” shall have the meaning set forth in Section 3.11(a)(iii) hereof.

Section 1.174     Tax Authority. “Tax Authority” shall mean any Governmental Authority competent to impose any liability in respect of Taxation or responsible for the administration, determination and/or collection of Taxation or enforcement of any Law in relation to Taxation.

Section 1.175     Taxes. “Taxes” (and, with correlative meaning, “Taxes” and “taxable”) shall mean any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, unclaimed property, escheat, environmental or windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

Section 1.176     Tax Lien. “Tax Lien” shall mean any right by a Taxing Authority to take possession of any asset or property to satisfy an outstanding liability for unpaid Taxes by the Company and any Company Affiliate.

Section 1.177     Tax Return. “Tax Return” shall mean any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes (including schedules or other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with a Governmental Authority.

Section 1.178     Third-Party Claim. “Third-Party Claim” shall have the meaning set forth in Section 11.3(b) hereof.

Section 1.179     Undisputed Amounts. “Undisputed Amounts” shall have the meaning set forth in Section 3.11(c)(iii) hereof.

Section 1.180     Unregistered IP. “Unregistered IP” shall have the meaning set forth in Section 4.17(a) hereof.

Section 1.181     Walk-Away Date. “Walk-Away Date” shall have the meaning set forth in Section 9.1(b)(i) hereof.

Section 1.182     Waived 280G Benefits. “Waived 280G Benefits” shall have the meaning set forth in Section 7.14 hereof.

Section 1.183     Warrantholder. “Warrantholder” shall mean a holder of a Company Warrant.

Section 1.184     Year-End Financial Statements. “Year-End Financial Statements” shall have the meaning set forth in Section 4.5 hereof.

Article II

THE MERGER; CLOSING; CLOSING DELIVERABLES

Section 2.1     The Merger.

(a)     Immediately prior to the Effective Time, the Company and Merger Subsidiary shall (i) execute and deliver a certificate of merger, substantially in the form of Exhibit B hereto (the “Certificate of Merger”), which shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) make all other filings and recordings required under the DGCL in connection with the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of, and with the effects provided in, the DGCL. As a result of the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) following the Merger and shall continue to be governed by the Laws of the State of Delaware.

(b)     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, assets, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided in the DGCL and the other applicable Laws of the State of Delaware.

(c)     If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and assets and all privileges, rights, immunities, powers and franchises of the Company or Merger Subsidiary, then the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company or Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such assets or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or Merger Subsidiary or otherwise to take any and all such action.

Section 2.2     Effective Time. The Merger shall become effective (a) upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or (b) at such other time as is set forth in the Certificate of Merger (the “Effective Time”).

Section 2.3     Time and Place of Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VIII, the closing of the transactions contemplated by this Agreement shall take place at a time and on a date mutually agreed upon by the Parties hereto; provided, however, that such date shall be no later than the second Business Day following the date on which all of the conditions to the obligations of the Parties set forth in Article VIII (other than those to be satisfied at the Closing) have been satisfied or waived as provided therein (the “Closing”). The Closing shall take place at the offices of Parent, 1 AVX Boulevard, Fountain Inn, SC 29644.

Section 2.4     Closing Deliverables.

(a)     At or prior to the Closing, the Company shall deliver to Parent and Merger Subsidiary the following:

(i)     the Escrow Agreement, dated as of the Closing Date and duly executed by Stockholder Representative;

(ii)     resignations of the directors and officers of the Company and the Subsidiaries pursuant to Section 7.7;

(iii)     a certificate, dated the Closing Date and duly executed by the Company’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(d) have been satisfied;

(iv)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of (1) the Company Charter, Company Bylaws and the equivalent organizational documents of each Subsidiary, (2) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (3) the Stockholder Consent, (B) that all such resolutions and the Stockholder Consent are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) as to the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)     for the Company and each Subsidiary, a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and such Subsidiary is organized;

(vi)     copies of all Required Consents;

(vii)     an estoppel, in form and substance acceptable to Parent, duly executed by each landlord under a Real Property Lease for property in the U.S. (and the Company will use its commercially reasonable efforts to obtain a such an estoppel executed by each landlord under Real Property Leases for property outside the U.S., it being understand that the delivery of such foreign estoppels shall not be a required delivery at Closing);

(viii)     an affidavit pursuant to Section 897 of the Code certifying that the Company is not and has not been a United States real property holding corporation dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h), together with evidence reasonably satisfactory to Parent that Parent may provide or cause to be provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(ix)     a payoff and release letter, in form and substance acceptable to Parent, from each holder of Company Indebtedness identified in the Closing Indebtedness and Net Debt Certificate, which payoff letter (i) sets forth the aggregate amount, including all principal, interest, prepayment penalties and other fees and amounts, to be paid as of the Closing Date, to satisfy in full all of the Company’s or Subsidiary’s obligations to such holder with respect to such Company Indebtedness; and (ii) releases all Liens on assets of the Company or the Subsidiaries securing such Company Indebtedness and authorizes Parent or the Company to take all necessary actions and to file all requisite termination statements to effect such releases; provided; however, that no payoff and release letter will be required with respect to the mortgage loan with the Industrial Bank of Korea for Real Property owned by the Company or a Subsidiary;

(x)     a restrictive covenant agreement between the Company and each of Laurent Desclos, Rick Johnson, Sebastian Rowlsen and Vahid Manian, each duly executed by the parties thereto and in substantially the form attached as Exhibit F (the “Restrictive Covenant Agreement”);

(xi)     a release agreement, in form and substance acceptable to Parent, from each employee listed in Section 4.2(b) of the Company Disclosure Letter in return for a cash payment in lieu of a “committed option”; and

(xii)     such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)     At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)     the Escrow Agreement duly executed by Parent;

(ii)     a certificate, dated the Closing Date and duly executed by a senior officer of Parent, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(iii)     payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 3.1 in exchange for Shares and payable pursuant to Section 3.2(a) in exchange for cancellation of Options held by Optionholders who are not current employees of the Company or any Subsidiary;

(iv)     payment to the Company or its designee payroll service provider by wire transfer of immediately available funds an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 3.2(a) in exchange for cancellation of Options held by Optionholders who are current employees of the Company or any Subsidiary;

(v)     payment to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount, the Purchase Price Adjustment Escrow Amount and the Stockholder Representative Escrow Amount as set forth in Section 3.6;

(vi)     payment by wire transfer of immediately available funds to third parties of that amount of money due and owing from the Company and the Subsidiaries to such third parties as Company Transaction Expenses as set forth on the Closing Company Transaction Expenses Certificate;

(vii)     payment to holders of outstanding Company Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company or any Subsidiary to such holder of outstanding Company Indebtedness as set forth on the Closing Indebtedness and Net Debt Certificate;

(viii)     a certificate of the Secretary or an Assistant Secretary of Parent certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Parent and Merger Subsidiary authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(ix)     such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.5     Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to “AVX Antenna, Inc.”

Section 2.6     Name of the Surviving Corporation. The name of the Surviving Corporation shall be “AVX Antenna, Inc.”

Section 2.7     Directors of the Surviving Corporation. The directors of the Surviving Corporation shall be as set forth on Schedule 2.7, each to hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.8     Officers of the Surviving Corporation. The officers of the Surviving Corporation shall be as set forth on Schedule 2.8, each to hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary or any Company Stockholder or holder of capital stock of Merger Subsidiary:

(a)     All Company Common Stock and Company Preferred Stock owned by Parent or Merger Subsidiary immediately prior to the Effective Time or held by the Company (as treasury stock or otherwise) immediately prior to the Effective Time (in each case, other than any such Company Common Stock and Company Preferred Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.

(b)     Each issued and outstanding share of Series C Preferred Stock (other than (i) Cancelled Shares and (ii) Dissenting Shares) shall be converted automatically into the right to receive, upon the surrender of the Certificate formerly representing such share of Series C Preferred Stock in accordance with Section 3.5, an amount in cash, without interest, equal to (A) the Series C Preference Amount, plus the Closing Per Share Merger Consideration, plus (B) any amounts that may become payable in respect of such share of Series C Preferred Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(c)     Each issued and outstanding share of Series E Preferred Stock (other than (i) Cancelled Shares and (ii) Dissenting Shares) shall be converted automatically into the right to receive, upon the surrender of the Certificate formerly representing such share of Series E Preferred Stock in accordance with Section 3.5, an amount in cash, without interest, equal to (A) the Series E Preference Amount, plus the Closing Per Share Merger Consideration, plus (B) any amounts that may become payable in respect of such share of Series E Preferred Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(d)     Each issued and outstanding share of Company Preferred Stock (other than (i) Cancelled Shares, (ii) Dissenting Shares and (iii) shares of Series C Preferred Stock and Series E Preferred Stock) shall be converted automatically into the right to receive, upon the surrender of the Certificate formerly representing such share of Company Preferred Stock in accordance with Section 3.5, an amount in cash, without interest, equal to (A) the Closing Per Share Merger Consideration, plus (B) any amounts that may become payable in respect of such share of Company Preferred Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(e)     Each issued and outstanding share of Company Common Stock (other than (i) Cancelled Shares and (ii) Dissenting Shares) shall be converted automatically into the right to receive, upon the surrender of the Certificate formerly representing such share of Company Common Stock in accordance with Section 3.5, an amount in cash, without interest, equal to (A) the Closing Per Share Merger Consideration, plus (B) any amounts that may become payable in respect of such share of Company Common Stock in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(f)     Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and such shares of common stock of the Surviving Corporation issued on such conversion shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

Section 3.2     Treatment of Options; Company Stock Plan and Corporate Actions.

(a)     Immediately prior to, but contingent upon, the Effective Time, each Option that is then outstanding and unexercised shall become fully vested and exercisable. At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to such Options an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Option, multiplied by (y) the excess of the Closing Per Option Merger Consideration over the per share exercise price under such Option. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 3.2.

(b)     At or prior to the Effective Time, the Company, the Company Board shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 3.2(a) and (ii) cause the Company Stock Plan to terminate at or prior to the Effective Time.

Section 3.3     Treatment of Company Warrants. No Company Warrants, whether vested or unvested, shall be assumed by Parent in the Merger. Each Company Warrant outstanding immediately prior to the Effective Time shall be cancelled, terminated and extinguished as of the Effective Time without the payment of any consideration to the holder of such Company Warrant. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any and all actions necessary to effectuate the provisions of this Section 3.3.

Section 3.4     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (not to be unreasonably withheld), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.5     Surrender and Payment.

(a)     At the Effective Time, all Shares, Options and Company Warrants outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 3.4, each holder of a certificate formerly representing any Shares (each, a “Certificate”) and each holder of record of an Option or Company Warrant shall cease to have any rights as a stockholder of the Company or a holder of Options or Company Warrants, as applicable.

(b)     Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)     As promptly as practicable following the Closing Date and in any event not later than two Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of Company Common Stock and each holder of Company Preferred Stock a letter of transmittal in substantially the form attached as Exhibit C (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 3.1. The Exchange Agent shall, no later than three Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith (including a completed Form W-8 or Form W-9, as applicable), pay to the holder of such Certificate a cash amount as provided in Section 3.1 with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 3.1. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 3.4.

(d)     With respect to Optionholders who are current employees of the Company or any Subsidiary, Parent shall, no later than ten Business Days (or the next regularly scheduled payroll cycle) after Closing (subject to receipt by Parent or the Company of any customary documents that Parent may reasonably require in connection therewith (including a completed Form W-8 or Form W-9, as applicable)), cause the Company’s current payroll provider, on behalf of the Company, to deliver such Optionholder the cash amount such Optionholder has the right to receive pursuant to Section 3.2(a) (net of any deductions and withholdings required under Section 3.9 below). As promptly as practicable following the Closing Date and in any event not later than two Business Days thereafter, Parent shall cause the Exchange Agent to mail to each Optionholder who is not a current employee of the Company or any Subsidiary a letter requesting a completed Form W-8 or Form W-9, as applicable, from such Optionholder, verification of such Optionholder’s address and such other information as may be required to pay the applicable portion of Merger Consideration to such Optionholder. Upon receipt by the Exchange Agent of the completed Form W-8 or Form W-9, as applicable, verification of address and such other information as required from any such Optionholder, the Exchange Agent shall, no later than three Business Days thereafter, pay to such Optionholder a cash amount as provided in Section 3.2(a). Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any consideration pursuant to Section 3.2(a).

(e)     Each Company Stockholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate from the Escrow Funds as provided in this Agreement and the Escrow Agreement and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Company Stockholders on the Merger Consideration.

(f)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)     Any portion of the Merger Consideration or any other consideration payable hereunder that remains unclaimed by the Company Stockholders or Optionholders 12 months after the Effective Time shall be returned to Parent, upon demand, and any such Company Stockholder who has not exchanged Certificates for the Merger Consideration or any other such consideration in accordance with this Section 3.4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration or any other such consideration; provided, however, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Company Stockholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates or Options for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Company Stockholders or Optionholders 24 months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)     Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.6     Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(a)     the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement and the obligations pursuant to Section 3.11(d); and

(b)     the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Company Stockholders in Section 3.11(d); and

(c)     the Stockholder Representative Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Stockholder Representative Escrow Fund” and together, with the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative’s duties in this Agreement after the Effective Time.

Section 3.7     No Further Ownership Rights in Company Common Stock and Options. All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the Options, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and such Options, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III and elsewhere in this Agreement.

Section 3.8     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 3.9     Withholding Rights. Each of the Exchange Agent, Parent, Merger Subsidiary and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Subsidiary or the Surviving Corporation, as the case may be, and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Subsidiary or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.10     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article III.

Section 3.11     Working Capital Adjustment.

(a)     Closing Adjustment.

(i)     “Working Capital” shall be the amount equal to the following calculation: receivables, inventory, prepaid expenses and other non-cash current assets of the Company, less current liabilities in each case as determined in accordance with GAAP and, to the extent not inconsistent with GAAP, the Company’s past accounting practices and principles. The parties acknowledge and agree that Schedule 3.11 sets forth a sample work sheet of Working Capital (and the components thereof) based upon the Working Capital as of October 31, 2017 (the “Sample Working Capital Calculation”). The Company shall accrue as a current liability in the Sample Working Capital Calculation, the Estimated Working Capital Statement and the Closing Working Capital Statement the employer portion of all withholding Taxes payable with respect to all Options outstanding immediately prior to the Effective Time.

(ii)     At least three Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP and the Sample Working Capital Calculation. For purposes of this Section 3.11 and this Agreement, the Company shall be credited with an increase to Working Capital of (A) up to $2 million representing amounts actually invested after September 29, 2017, in land, buildings, and other capital investment in Vietnam, plus (B) the amount of the prepayment penalty and exit fees (which shall be set forth in the payoff letter from NH Expansion Fund Holdings, LP to be delivered to Parent at Closing) payable to NH Expansion Fund Holdings, LP in satisfaction in full of the Company Indebtedness payable thereto.

(iii)     The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $10,329,844 (the “Target Working Capital”).

(b)     Post-Closing Adjustment.

(i)     Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)     The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital; provided, however, that (A) if the result of such calculation is a positive number, it shall be capped at $1,500,000, and (B) if the result of such calculation is a negative number, it shall be capped at ($1,500,000).

(c)     Examination and Review.

(i)     Examination. After receipt of the Closing Working Capital Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii)     Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii)     Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Mayer Hoffman McCann P.C. or, if Mayer Hoffman McCann P.C. is unable or unwilling to serve, Parent and Stockholder Representative shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. For purposes of this Agreement, the procedures set forth in Section 3.11(c)(i) - (v) shall be considered to be arbitration within the meaning of the Federal Arbitration Act and any cognate state law and the courts of Delaware shall have jurisdiction to enforce any and all orders and awards of the Independent Accountant.

(iv)     Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Stockholder Representative (on behalf of the Company Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by Stockholder Representative and Parent. Any such fees and expenses payable by Stockholder Representative shall be paid from the Stockholder Representative Escrow Fund to the extent available.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties and shall be considered a “final award” issued by an arbitrator for purposes of the Federal Arbitration Act and any cognate state law.

(d)     Payment of Post-Closing Adjustment.

(i)     If the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within two Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Post-Closing Adjustment, and (B) to the Exchange Agent, for distribution to the Company Stockholders in accordance with their Pro Rata Shares, such Company Stockholders’ aggregate Pro Rata Share of any amounts remaining in the Purchase Price Adjustment Escrow Fund. For avoidance of doubt, the maximum Post-Closing Adjustment payable to Parent shall be limited to the Purchase Price Adjustment Escrow Fund.

(ii)     If the Post-Closing Adjustment is a positive number, then within two Business Days after the final determination of the Post-Closing Adjustment, (A) Stockholder Representative and Parent shall jointly instruct the Escrow Agent to disburse to Exchange Agent the Price Adjustment Escrow Fund by wire transfer of immediately available funds and (B) Parent shall deposit with the Exchange Agent an amount equal to the Post-Closing Adjustment (for avoidance of doubt, the maximum Post-Closing Adjustment shall be limited to $1,500,000). The Exchange Agent shall thereafter (x) disburse to the Company Stockholders their Pro Rata Share of the Purchase Price Adjustment Escrow Fund and (y) disburse to the Company Stockholders and Optionholders, such Company Stockholders’ and such Optionholders’ aggregate Adjustment Pro Rata Share of the Post-Closing Adjustment. For the avoidance of doubt, if the Post-Closing Adjustment is a positive number, then (1) the Company Stockholders shall be entitled to receive the sum of (a) their Pro Rata Share of the Purchase Price Adjustment Escrow Fund and (b) their Adjustment Pro Rata Share of the Post-Closing Adjustment, and (2) the Optionholders shall be entitled to receive their Adjustment Pro Rata Share of the Post-Closing Adjustment

(e)     Adjustments for Tax Purposes. Any payments made pursuant to Section 3.10 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 3.12     Consideration Spreadsheet.

(a)     At least three Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i)     the names, addresses and email addresses (to the extent available) of all Company Stockholders and the number of shares of Company Common Stock and number of shares of each series of Company Preferred Stock held by such Persons;

(ii)     the names, addresses and email addresses (to the extent available) of all Optionholders, together with the number of Shares subject to Options held by such Optionholders, the grant date, exercise price and vesting schedule for such Options;

(iii)     detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number, Closing Per Share Merger Consideration and the Closing Per Option Merger Consideration;

(iv)     each Company Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Escrow Funds; and

(v)     each Company Stockholder’s and Optionholder’s Adjustment Pro Rata Share (as a percentage interest) of the Post-Closing Adjustment, if any.

(b)     The Parties agree that Parent, Merger Subsidiary and the Exchange Agent shall be entitled to rely on the Consideration Spreadsheet in making payments under Article III and Parent, Merger Subsidiary and the Exchange Agent shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 3.13     Delivery of Closing Indebtedness and Net Debt Certificate and Closing Company Transaction Expenses Certificate. At least three Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent (a) a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company (i) an itemized list of all outstanding Company Indebtedness as of the Closing Date and the Person to whom such outstanding Company Indebtedness is owed and an aggregate total of such outstanding Company Indebtedness, (ii) the Company Cash as of the Closing Date and (iii) the calculation of Net Debt as of the Closing (the “Closing Indebtedness and Net Debt Certificate”), and a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Company Transaction Expenses remaining unpaid as of the Closing Date (including an itemized list of each such unpaid Company Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed) (the “Closing Company Transaction Expenses Certificate”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the section of the Company Disclosure Letter that corresponds with the section of this Agreement in which the related representation or warranty appears (unless (i) such disclosure includes a specific cross-reference to another section or (ii) the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), the Company represents and warrants to Parent and Merger Subsidiary as of the date hereof and as of Closing as follows:

Section 4.1     Organization and Authority of the Company.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. Section 4.1(a) of the Company Disclosure Letter sets forth for the Company and each Subsidiary, each jurisdiction in which it is so qualified. The copies of the Certificate of Incorporation, as amended, and Bylaws of the Company (the “Company Charter” and “Company Bylaws”, respectively), in the form delivered or made available to Merger Subsidiary and Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the organizational/constituent documents of the Subsidiaries in the form delivered to Merger Subsidiary and Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b)     The Subsidiaries constitute all direct and indirect subsidiaries of the Company. Section 4.1(b) of the Company Disclosure Letter sets forth for each Subsidiary, as of the date of this Agreement, (i) the name and jurisdiction of formation of such Subsidiary, and (ii) the names of all directors, officers, managers, general managers or persons holding comparable positions with respect to such Subsidiary.

Section 4.2     Capitalization.

(a)     The authorized capital stock of the Company consists of 63,500,000 shares of Company Common Stock and 34,256,283 shares of Company Preferred Stock, of which (i) 1,115,790 shares of Series A Preferred Stock are authorized, (ii) 13,524,095 shares of Series B Preferred Stock are authorized, (iii) 8,553,382 shares of Series C Preferred Stock are authorized, (iv) 3,000,000 shares of Series D Preferred Stock are authorized, (v) 1,763,016 shares of Series E Preferred Stock are authorized, and (vi) 6,300,000 shares of Series F Preferred Stock are authorized. At the date hereof, there are (i) 8,049,517 shares of Company Common Stock issued and outstanding, (ii) 1,115,790 shares of Series A Preferred Stock issued and outstanding, (iii) 13,512,428 shares of Series B Preferred Stock issued and outstanding, (iv) 8,239,716 shares of Series C Preferred Stock issued and outstanding, (v) 2,666,667 shares of Series D Preferred Stock issued and outstanding, (vi) 1,763,016 shares of Series E Preferred Stock issued and outstanding, and (vii) 4,459,362 shares of Series F Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Capital Stock have been, and all of the shares of Company Capital Stock which may be issued upon exercise of conversion of Company Warrants on or prior to the Closing Date will be, duly authorized and validly issued and are or, if not yet issued, will be fully paid, nonassessable and free of any preemptive rights. The Company does not, directly or indirectly, own any equity securities or other ownership interests in any Person, other than the Subsidiaries. Section 4.2(a) of the Company Disclosure Letter sets forth a true and correct list of each holder of Company Capital Stock and indicates the number and class or series of shares owned by each such Person.

(b)     As of the date of this Agreement, an aggregate of 6,218,068 shares of Company Common Stock were subject to issuance pursuant to Options issued pursuant to the Company Stock Plan. Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each outstanding Option: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) the vesting schedule of such Option. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements. The Company has provided or made available to Parent true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form. The Company has made available to Parent copies of each form of stock option agreement evidencing outstanding Options.

(c)     Section 4.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each outstanding Company Warrant: (i) the name of the holder of such Company Warrant; (ii) the number and type of shares of Company Capital Stock subject to such Company Warrant; and (iii) the exercise price of such Company Warrant. The Company has made available to Parent copies of each form of warrant agreement evidencing outstanding Company Warrants.

(d)     As of the date hereof, except for the Options set forth in Section 4.2(b) of the Company Disclosure Letter and the Company Warrants set forth in Section 4.2(c) of the Company Disclosure Letter, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)     All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (or substantially equivalent terms under the Laws of any foreign jurisdiction of organization of any Subsidiary) and are owned legally and beneficially, directly or indirectly, solely by the Company, free and clear of any Liens. As of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which any Subsidiary is a party, or by which any Subsidiary is bound, obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other voting securities of such Subsidiary or obligating such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating such Subsidiary to make any payment based on or resulting from the value or price of the capital stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any capital stock of such Subsidiary. There are no outstanding or authorized capital stock appreciation, phantom stock interest, profit participation or other similar rights with respect to any Subsidiary. No Subsidiary has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders or other equityholders of such Subsidiary on any matter. Other than other Subsidiaries, no Subsidiary, directly or indirectly owns any equity securities or other ownership interests in any Person. Section 4.2(e) of the Company Disclosure Letter sets forth a description of all authorized and outstanding capital stock or other equity securities of each Subsidiary and the names of the holder(s) thereof.

(f)     There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any Subsidiary.

(g)     Except as set forth in Section 4.2(g) of the Company Disclosure Letter with respect to the Company Preferred Stock, there are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock.

Section 4.3     Authority Relative to this Agreement. The execution, delivery and performance (subject, with respect to the Merger, to obtaining the Company Stockholder Approval) of this Agreement and of all of the other documents and instruments required hereby by the Company are within the corporate power and authority of the Company. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby and thereby, including the Merger (other than, with respect to the Merger, (a) receipt of the Company Stockholder Approval and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement and the Ancillary Documents to which the Company is a party have been or will be duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Subsidiary) constitute or, in the case of the Ancillary Documents, will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 4.4     Consents and Approvals; No Violations. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (b) the Company Stockholder Approval, (c) the consents, approvals and notices set forth in Section 4.4 of the Company Disclosure Letter (which include the Required Consents) and (d) as required by the HSR Act, no filing or registration with, or notice to, and no Permit, authorization, waiting period expiration or termination, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the Company’s execution and delivery of this Agreement and each Ancillary Document to which it is a party, or for the consummation by the Company of the transactions contemplated by this Agreement in the Merger. Assuming that all filings, registrations, Permits, authorizations, waiting period expirations, consents, approvals and notices contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution or delivery by the Company of this Agreement and each Ancillary Document to which the Company is a party nor the performance of this Agreement and each such Ancillary Document nor the consummation of the transactions contemplated hereby or thereby by the Company will (i) conflict with or result in any breach of any provision of the Company Charter, the Company Bylaws or the organizational/constituent documents of any Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or Company Contract to which the Company or any Subsidiary is a party, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective material properties or assets, (iv) result in the creation or imposition of any Lien on any material properties or assets owned by or purported to be owned by the Company or any Subsidiary, or (v) conflict with or violate any applicable Law.

Section 4.5     Financial Statements.

(a)     The Company has delivered to Parent (a) the audited consolidated balance sheets of the Company as of December 31, 2016 (the “2016 Balance Sheet”), December 31, 2015 and December 31, 2014 and the related audited consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for each of the fiscal years then ended (collectively, the “Year-End Financial Statements”); and (b) an unaudited consolidated balance sheet of the Company as of September 30, 2017 (including the notes thereto, the “Interim Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss, changes in stockholder’s deficit and cash flows for the nine-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”, and the Interim Financial Statements, together with the Year-End Financial Statements, are the “Financial Statements”). The Financial Statements of the Company are consistent with the Books and Records and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and the results of its operations for the periods then ended in compliance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated therein or in the notes thereto and (ii) the Interim Financial Statements do not contain footnotes and other presentation items that may be required by GAAP and are subject to normal year-end adjustments).

(b)     The management of the Company (i) has designed disclosure controls and procedures to ensure that material information relating to the Company and the Subsidiaries is made known to the management of the Company by others within the Company and the Subsidiaries, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors (A) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c)     The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6     Title to and Sufficiency of Assets.

(a)     Except as with respect to Real Property, which is addressed in Section 4.7, the Company and each Subsidiary has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal property reflected in the Financial Statements or acquired after the date of the Interim Balance Sheet, free and clear of all Liens, except (i) Liens securing Indebtedness that is reflected in the Financial Statements, and (ii) such imperfections of title and encumbrances, if any, which do not detract in any material respect from the value or interfere in any material respect with the present use of the property subject thereto or affected thereby.

(b)     Except as set forth in Section 4.6(b)(i) of the Company Disclosure Letter, all tangible assets owned or used by the Company or any Subsidiary (including all assets held under leases and licenses but excluding any real property and including all fixtures and equipment owned or used by the Company or any Subsidiary), taken as a whole, are in good operating condition and repair in all material respects for assets of like type and age, subject to ordinary wear and tear, and are adequate for the conduct of the business of the Company as currently conducted and as will be conducted immediately prior to Closing. Except as set forth in Section 4.6(b)(ii) of the Company Disclosure Letter, there are no existing or, to the Knowledge of the Company, proposed agreements, options, commitments or rights with, of or to any Person or Governmental Authority to acquire or to condemn, expropriate or otherwise take without payment any of the properties or assets of the Company or any Subsidiary or any interest therein.

Section 4.7     Real Property.

(a)     Except as set forth in Section 4.7(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or any interest therein.

(b)     Set forth in Section 4.7(b) of the Company Disclosure Letter is the address of all real property owned (“Owned Real Property”) or leased (“Leased Real Property”, and together with the Owned Real Property, the “Real Property”) by the Company or any Subsidiary, and a true and complete list of all leases, subleases, licenses, concessions and other tenancy agreements (the “Real Property Leases”) and deeds (the “Deeds”) with respect thereto for all Real Property (including the date and name of the parties to each such Real Property Lease or Deed). With respect to the Real Property, the Company has delivered or made available to Parent and Merger Subsidiary, to the extent in the possession of the Company or a Subsidiary, a true and complete copy of each of the Real Property Leases and Deeds; all surveys, title insurance policies, title commitments and title reports; certificates of occupancy; zoning letters and approvals; real estate tax bills; notices of violation of any law, statute or ordinance; copies of all environmental, wetlands, archeological, soils and geotechnical reports; service and maintenance agreements; Permits; and all other information related to the use and occupancy of the Real Property and any material buildings, structures, fixtures, facilities, building systems, and equipment included in the Real Property or located thereon (the “Improvements”).

(c)     The Company and each Subsidiary has good, valid and marketable fee simple title to all Owned Real Property, free and clear of all Liens, except for (i) Permitted Liens and (ii) mortgages and other Liens against the Real Property as set forth in Section 4.7(c) of the Company Disclosure Letter. Each of the Company and each Subsidiary has good and valid leasehold interest in and to all Leased Real Property. Each of the Real Property Leases is, with respect to the Company and the respective Subsidiary, legal, valid, binding, enforceable, and in full force and effect.

(d)     The transactions contemplated by this Agreement (i) do not, except as set forth in Section 4.7(d)(i) of the Company Disclosure Letter, require the consent of any other party to any Real Property Lease and (ii) will not, assuming receipt of each of the consents set forth on Section 4.7(d)(i) of the Company Disclosure Letter, result in a breach of or default under any Real Property Lease or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. None of the Company, any Subsidiary or any other parties to the Real Property Leases are in default under any of the terms thereof; all obligations and conditions under the Real Property Leases to be performed to date have been satisfied; and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any of the Real Property Leases. No party to any Real Property Leases has given notice to early terminate any such Real Property Lease or, to the Knowledge of the Company, expressed any intention to do so. The Company and the Subsidiaries have complied and continue to comply with all applicable Laws with respect to the use of the Leased Real Property.

(e)     To the Knowledge of the Company, all Improvements are in good condition and repair, subject to ordinary wear and tear, and are adequate for the conduct of the business of the Company as currently conducted. To the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements that would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company as currently conducted.

(f)     To the Knowledge of the Company, except as set forth in Section 4.7(f) of the Company Disclosure Letter, there are no use or occupancy restrictions that would reasonably be expected to materially interfere with the use of any Real Property in connection with the business of the Company as currently conducted. With respect to the Owned Real Property, and, to the Knowledge of the Company, with respect to the Leased Real Property, no assessment for public improvement or otherwise that is due and remains unpaid has been made against the Real Property other than (i) Tax Liens, assessments, water and sewer rents and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, and (iii) other non-monetary Liens of a minor nature that do not, individually or in the aggregate, in any material respect interfere with or impair the continued use of the Real Property in the ordinary course of business consistent with past practice (collectively, the items referred to in clauses (i)-(ii) are “Permitted Liens”), and to the Knowledge of the Company, there is no currently proposed or pending assessment for public improvements or otherwise.

(g)     The Company has not received any written notice from any insurance company of (i) any material defects or inadequacies in the Real Property or any part thereof, that would materially and adversely affect the insurability of the same or (ii) any termination or threatened termination of any policy of insurance relating to the Real Property.

(h)     With respect to each parcel of Real Property:

(i)     there are no pending or, to the Knowledge of the Company, threatened condemnation or expropriation proceedings, lawsuits, proceedings, investigations or administrative actions relating to the Real Property or any part thereof or other legal matters affecting adversely the current use, occupancy or value thereof;

(ii)     to the Knowledge of the Company, all Improvements have been operated and maintained in accordance with applicable Law;

(iii)     there are no oral or written leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of the Real Property;

(iv)     there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein;

(v)     except as set forth in Section 4.7(h)(v) of the Company Disclosure Letter, the Real Property is supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer, adequate for the operation of the business of the Company as currently conducted; and

(vi)     except as set forth in Section 4.7(h)(vi) of the Company Disclosure Letter, the Real Property has vehicular access to a public road, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

Section 4.8     Absence of Certain Events. Since the date of the Interim Financial Statements, the business of the Company and the Subsidiaries has been operated in the ordinary course and the Company and the Subsidiaries have not suffered any change in its business, assets, liabilities, financial condition or results of operations that has had or is reasonably likely to have a Company Material Adverse Effect. Except as otherwise specifically contemplated by this Agreement or as set forth in Section 4.8 of the Company Disclosure Letter, there has not been since the date of the Interim Financial Statements:

(a)     any labor dispute;

(b)     any material change in the accounting policies or practices of the Company or any Subsidiary;

(c)     any material damage, destruction or loss, whether covered by insurance or not;

(d)     any new, or amendment to any existing, employment, severance or consulting Contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Employee Benefit Plans, any new, or amendment to any existing, Employee Benefit Plan, or any alteration of any of the Company’s employment practices or terms and conditions of employment, in each case other than as required by Law;

(e)     any issuance by the Company or any Subsidiary of any shares of capital stock, membership interests or other equity interests (or any warrants, rights or other securities convertible therefor), or any repurchase or redemption by the Company or any Subsidiary of any shares of its capital stock or membership interests or other equity interests, as applicable, or any split, combination or reclassification of any such shares, membership interests or other equity interests;

(f)     any sale, lease or other disposition of, or execution and delivery of any agreement by the Company or any of its Subsidiaries contemplating the sale, lease or other disposition of, material properties and assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

(g)     any merger or consolidation of the Company or any Subsidiary with any other Person or any acquisition by the Company or any Subsidiary of the stock or other equity interests or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company or any Subsidiary;

(h)     any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by the Company or any Subsidiary or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company or any Subsidiary is bound or by which any of its properties is bound other than in the ordinary course of business and consistent with past practices and other than borrowings under the Company’s existing credit facilities;

(i)     any declaration or payment of any dividend on, or any other distribution with respect to, the Company Capital Stock;

(j)     any Lien imposed on any of the assets, tangible or intangible, of the Company or any Subsidiary other than Permitted Liens;

(k)     any inability of the Company or any Subsidiary to pay its debts as they have become due, any voluntary or involuntary filing for bankruptcy, insolvency or reorganization of the Company or any Subsidiary and neither the Company, nor to the Knowledge of the Company, any other Person, presently intends to make a filing relating to the bankruptcy, insolvency or reorganization of the Company;

(l)     other than the granting of non-exclusive use licenses in connection with the sale or license of any Product in the ordinary course of business, any (i) transfer or assignment of, or grant of any license or sublicense under or with respect to, any Intellectual Property of the Company or any Subsidiary, or (ii) entry into or amendment or termination of any Contract for the sale or purchase of Intellectual Property or any joint development or similar agreement;

(m)     any abandonment or lapse of or failure to maintain in full force and effect any Registered IP or applications for Pending IP, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in the Intellectual Property of the Company and the Subsidiaries;

(n)     any acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Company Contract) to which the Company or a Subsidiary is a party or by which it is bound;

(o)     any action by the Company or any Subsidiary to make, change or rescind any material Tax election, amend any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax liability of the Company or any Subsidiary in respect of any Post-Closing Tax Period;

(p)     any amendment of the Company Charter, Company Bylaws or any organizational/constituent documents of any Subsidiary;

(q)     any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(r)     any material capital expenditures; or

(s)     any agreement to do any of the foregoing.

Section 4.9     Litigation. Except as set forth in Section 4.9 of the Company Disclosure Letter, there are no actions, suits, complaints, charges, proceedings, orders or claims pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary at law or in equity, or before or by any Governmental Authority (including any actions, suits, complaints or proceedings with respect to the transactions contemplated by this Agreement but specifically excluding any actions, suits, complaints or proceedings before or by any Governmental Authority related to or arising under any Competition Law in connection with the transactions contemplated by this Agreement or related to or arising under competition or merger control filings made in connection with the transactions contemplated by this Agreement), nor, to the Knowledge of the Company, have there been any such actions, suits, proceedings, orders or claims pending against the Company or any Subsidiary since October 1, 2014. Neither the Company nor any Subsidiary is subject to any grievance arbitration or other proceedings or any investigations or inquiries by a Governmental Authority (excluding any proceedings, investigations, or inquiries by any Governmental Authority related to or arising under any Competition Law in connection with the transactions contemplated by this Agreement or related to or arising under competition or merger control filings made in connection with the transactions contemplated by this Agreement). Neither the Company nor any Subsidiary is a party to any judgment, penalty, award, order or decree of any court or other Governmental Authority (or settlement enforceable therein the terms of which have not been satisfied in full). There are no investigations by any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary (excluding any investigations by any Governmental Authority related to or arising under any Competition Law in connection with the transactions contemplated by this Agreement or related to or arising under competition or merger control filings made in connection with the transactions contemplated by this Agreement) and there has been no such investigation since October 1, 2014. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 4.9 or elsewhere in the Agreement) regarding the effect of the applicable Competition Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Competition Law with respect to the consummation of the transactions described in this Agreement.

Section 4.10     Employee Benefit Plans.

(a)     Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each Employee Benefit Plan. The Company has delivered to Parent true and complete copies of each Employee Benefit Plan, (or, in the case of an unwritten Employee Benefit Plan, a written summary of the material terms thereof), including a true and complete copy of (i) the three most recent annual reports (Form 5500) filed with the IRS and/or Department of Labor, if applicable, (ii) the three most recent actuarial valuation reports, if applicable, (iii) each plan document, trust agreement or related documents setting forth the terms of such Employee Benefit Plan as well as insurance contracts, administrative services agreements and other documents required under ERISA with respect to each Employee Benefit Plan, (iv) the most recent summary plan description, (v) where applicable, the most recent determination letter issued by the IRS, and (v) and any material correspondence to or from any Governmental Authority with respect to any Employee Benefit Plan in the last three (3) years.

(b)     (i) Each Employee Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”) is so qualified, has been and is being operated and administered in compliance with Section 401(a) of the Code, and a favorable determination letter has been obtained from the IRS for each Qualified Plan to the effect that such Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, or is being requested and there are no facts or circumstances that could reasonably be expected to cause the loss of any such qualification or the imposition of liability, penalty or tax under ERISA, the Code or other applicable laws (including the rules and regulations under any of them); (ii) no Employee Benefit Plan is, and neither the Company nor any Subsidiary or any of their ERISA Affiliates has ever contributed to, or been obligated to contribute to, or had any liability with respect to, a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, a “multiple employer plan” as described in Section 413(c) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding), a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Sections 412 and 436 of the Code, and neither the Company nor any Subsidiary or any of their ERISA Affiliates has previously maintained or had an obligation to contribute to any such plans; (iii)  there has been no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Benefit Plan; (iv) as of and through the Closing, all required contributions, distributions, reimbursements and premiums required by and due under the terms of each Employee Benefit Plan will have been made or, to the extent not yet due, accrued in the Financial Statements; (v) each Employee Benefit Plan has been established, maintained, funded and administered in material compliance with the applicable provisions of ERISA, the Code, other applicable Laws and the terms of such Employee Benefit Plan; (vi) there are no pending or, to the Knowledge of the Company, threatened investigations or claims by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority relating to any Employee Benefit Plans; (vii) no Employee Benefit Plan is self-insured by the Company or any Subsidiary; and (viii) there are no pending or, to the Knowledge of the Company, threatened termination proceedings, (except claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights to or claims for benefits under any Employee Benefit Plan.

(c)     Except as set forth in Section 4.10(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary or any of their ERISA Affiliates has any obligation to provide welfare benefits following termination of employment to any present or former employee, director, independent contractor, leased employee, officer or other service provider or the spouse, dependents or beneficiaries of any present or former employee, non-employee director or other service provider other than those benefits required under Section 4980B of the Code and Sections 601 et seq. of ERISA (“COBRA”) or similar state laws.

(d)     Section 4.10(d) of the Company Disclosure Letter sets forth each Employee Benefit Plan that is a nonqualified deferred compensation plan, within the meaning of and not exempt from Section 409A of the Code (each, a “Section 409A Plan”) and identifies each Section 409A Plan in connection with which the Company, any Subsidiary or their successors may have liability with respect to current or former employees, directors, independent contractors, leased employees, officers or other service providers. No such plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code. Each Section 409A Plan has been administered in all material respects with its terms and the requirements of Section 409A of the Code and applicable guidance issued thereunder and has been established and maintained in written form that complies in all material respects with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that in the event of an audit by the Internal Revenue Service of either the Company, any Subsidiary or any individual participating in such Employee Benefit Plan, the additional Tax described in Section 409A(a)(1)(B) of the Code would not be assessed against any such participant with respect to benefits due or accruing under such Employee Benefit Plan.

(e)     All individuals performing services or who have performed services for the Company, any Subsidiary or any of their ERISA Affiliates and who are or were treated by the Company, any Subsidiary or any such ERISA Affiliate as independent contractors have been appropriately classified as such under all applicable legal requirements, and no such individuals participate or have the right to participate in any Employee Benefit Plan with respect the Company, any Subsidiary or any of their ERISA Affiliates. No employee of the Company or any Subsidiary is a “leased employee” within the meaning of Section 414(n) of the Code.

(f)     Except as set forth in Section 4.10(f) of the Company Disclosure Letter, each Employee Benefit Plan may be amended or terminated as of or after the Closing without resulting in any material liability to the Company or any Subsidiary or to any of their affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities, except for ordinary administration expenses.

(g)     Neither the Company nor any Subsidiary or any of their ERISA Affiliates has contributed to a nonconforming group health plan (as defined under Section 5000(c) of the Code), or incurred a Tax under Section 5000(a) of the Code. The Company does not maintain any plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976 of the Code. The Company, each Subsidiary and each of their ERISA Affiliates has complied in all material respects with the requirements of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, COBRA, and in each case the regulations promulgated thereunder, with respect to each Employee Benefit Plan to the extent applicable to such plan.

(h)     Prior to the Closing Date, the Company shall have made all contributions required to be made to each Employee Benefit Plan as of the Closing Date and paid or accrued all liabilities with respect to the administration or termination of any such plan, liabilities with respect to any retiree’s, former employee’s, consultant’s or director’s employment or service with the Company, liabilities with respect to any individual receiving continuation of coverage benefits in accordance with the provisions of COBRA and State benefits continuation laws, and any accrued but unpaid claim, whether known or unknown as of the Closing, under any such plan. All contributions that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA), and all contributions for any period ending on or before the Closing that are not yet due have been made to each such employee pension benefit plan or accrued in accordance with the past custom and practice of the Company.

(i)     Except as set forth in Section 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, director, independent contractor, leased employee, officer or other service provider of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Employee Benefit Plan.

(j)     With respect to each Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan; (iii) all Foreign Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law; (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Authority; and (v) to the extent any Foreign Benefit Plan is intended to qualify for special Tax treatment, such Foreign Benefit Plan meets all requirements for such treatment.

(k)     Neither the Company nor any Subsidiary is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 4999 or Section 409A of the Code.

(l)     Section 4.10(l) of the Company Disclosure Letter contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by the Company or any Subsidiary at any point during the prior three years. A copy of each contract relating to the services a Contractor provides to the Company has been provided to Parent. To the Knowledge of the Company, no Contractor used by the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company or any Subsidiary. To the Knowledge of the Company, no current Contractor used by the Company or any Subsidiary intends to terminate his or her or its relationship with the Company or any Subsidiary. The Company has no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor.

Section 4.11     Labor and Employment Matters.

(a)     Except as set forth in Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other agreement or obligation of any sort with any labor union or works council and no union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company or any Subsidiary as representing any of its employees. Except as set forth in Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary has at any time during the last three years had, nor to the Knowledge of the Company, is there now threatened, any strikes or other work stoppages involving any employees of the Company or any Subsidiary and there are no material labor disputes by any labor organization in progress or pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary has encountered any labor union organizing activity, nor had any actual, or to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. Neither the Company nor any Subsidiary has engaged in unfair labor practices (within the meaning of the National Labor Relations Act or comparable state law), and there are no charges of unfair labor practices pending before any Governmental Authority involving or affecting the Company or any Subsidiary. No investigation, review, complaint or proceeding by any Governmental Authority or current or former Employee in relation to any actual or alleged violation of any Labor Laws is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary received any notice from any Governmental Authority or current or former Employee indicating an intention to conduct the same.

(b)     The Company or a Subsidiary has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages and severance pay of the Employees due to be paid through the Closing Date. The Company and each Subsidiary is, and has been for the past five years, in compliance with all applicable Laws in respect of employment of labor, including but not limited to, all such laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, immigration, health or welfare conditions relating to premises occupied, workers’ compensation and the collection, and payment of withholding and/or Social Security Taxes and similar Taxes, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act (29 U.S.C. 201, et seq.) (“FLSA”), the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Family Medical and Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Laws (collectively the “Labor Laws”). The Company and the Subsidiaries have maintained adequate and suitable records regarding the service of each Employee including records of working time. Except as set forth on Section 4.11(b) of the Company Disclosure Letter, the Company and the Subsidiaries have properly classified their Employees pursuant to the FLSA. The Company and the Subsidiaries have withheld all amounts and/or has fully paid such amounts to Governmental Authorities or other competent authorities as required by Law or agreement to be withheld from the wages or salaries of, or other amounts or benefits paid to, their Employees and are not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary is, or in the last three years has been, a government contractor or a party to any government contract.

(c)     The Company has provided or made available to Parent the information for employees of the Company and each Subsidiary and those working for the Company or a Subsidiary through a professional employer organization (each, an “Employee”) as of December 26, 2017, including for each such Employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees) and visa and green card application status. To the Knowledge of the Company, no employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Employee’s duties. Each current and former Employee involved in the development of the Company Intellectual Property has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company that, to the extent permitted by applicable Laws, vest all rights in work product created by the Employee during the Employee’s employment or affiliation with the Company. To the Knowledge of the Company, no Employee intends to terminate his or her employment with the Company or a Subsidiary.

(d)     Except as set forth in Section 4.11(d) of the Company Disclosure Letter, each Employee working in the United States is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company and each Subsidiary is in compliance in all material respects with applicable Law, has completed a Form I-9 (Employment Eligibility Verification) for each Employee and each such Form I-9 has since been updated as required by applicable Law and is correct and complete as of the date hereof. With respect to each Employee, an authorized official of the Company has reviewed the original documents relating to the employment eligibility and authorization of such Employee to be employed in the United States in compliance with applicable Law and such documents appeared, to such official, to be genuine on their face.

(e)     Section 4.11(e) of the Company Disclosure Letter contains a true and complete list of any and all employment, change in control, severance, retention, termination non-competition, non-solicitation and other similar employment agreements, arrangements or policies, whether written or oral, between the Company or a Subsidiary, on the one hand, and any individual, on the other hand, other than at-will employment arrangements but including all agreements, arrangements or policies that affect at-will employees.

(f)     No employee, temporary employee or contract employee of the Company or any Subsidiary is, or within the last five years has been, subject to any practice prohibited by the U.K. Modern Slavery Act.

Section 4.12     Tax Matters.

(a)     All Income Tax Returns and other material Tax Returns required to be filed by the Company and the Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority, and all such Tax Returns are complete, correct and accurate in all material respects and have been completed in accordance with applicable Law. All Taxes required to be paid by the Company and the Subsidiaries have been timely paid. No written claim has been made by a Tax Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(b)     No claim or deficiency for any Taxes has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any Subsidiary, which remains unresolved or unpaid. There are no Proceedings currently ongoing or pending, or threatened in writing, with respect to any Taxes or Tax Returns of or with respect to the Company and the Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes or Tax Returns of the Company and the Subsidiaries (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor). Neither the Company nor any Subsidiary has granted any Person any power of attorney that is currently in force with respect to any Taxes or Tax Returns (other than authorizations to contact Tax Return preparers that were included in Tax Returns filed by or on behalf of the Company and each Subsidiary). Schedule 4.12(b) provides a complete list of such authorized Tax Return preparers, their contact information and the respective Tax Returns for which they are authorized.

(c)     There are no Tax Liens upon the assets of the Company and the Subsidiaries, except for statutory Tax Liens not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

(d)     All Taxes required to be withheld or collected by the Company and the Subsidiaries have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Tax Authority. The Company and each Subsidiary has complied in all material respects with all information reporting requirements related to such withholding.

(e)     There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Tax Authority with respect to the Company or the Subsidiaries.

(f)     The Company and the Subsidiaries have not entered into, participated in, or otherwise engaged in any transaction that constitutes a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b). The Company and the Subsidiaries have disclosed on their Tax Returns each position taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(g)     Neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was or is the Company) or any similar group for state, local or non-U.S. income Tax purposes. Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than a group the common parent of which was or is the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(h)     Except with respect to any Commercial Tax Agreement, neither the Company nor any Subsidiary is a party to, or is bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes of any other Person.

(i)     Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(j)     Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) erroneous method of accounting or change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(k)     Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction described in Treasury Regulations Section 1.1502-13, or excess loss account described in Treasury Regulations Section 1.1502-19.

(l)     Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(m)     Other than in the United States and in any jurisdiction in which the Company or a Subsidiary is already making all Tax filings required by applicable Law, neither the Company nor any Subsidiary is subject to income Tax by virtue of having a permanent establishment or other place of business in that country.

Section 4.13     Compliance with Law; Permits.

(a)     Except as set forth in Section 4.13(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is, and has been since December 31, 2014, in compliance in all material respects with all applicable Laws by which its business, properties or assets are bound or subject, and no notice or claim of a violation of such Laws has been received by the Company or has been filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries since December 31, 2014, alleging any such failure of compliance.

(b)     Section 4.13(b) of the Company Disclosure Letter lists all current material Permits issued to and held by the Company or any Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. The Company and each of its Subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and all of such Permits are in full force and effect, not subject to appeal, and no revocation, suspension, material modification or cancellation of any of such Permits is pending or, to the Knowledge of the Company, threatened. All fees and charges with respect to the Permits held by the Company and the Subsidiaries as of the date hereof have been paid in full.

(c)     None of the Company, any Subsidiary or any employee, Company Stockholder, director, officer or Affiliate, or to the Knowledge of the Company, any consultant, agent and other Person operating for the benefit of the Company or the Subsidiary has taken any action (including with respect to obtaining Permits or effecting other transactions with any Governmental Authority) in violation of, or that is, or could be deemed to be, a violation of the applicable anti-bribery, anti-money laundering or similar such Laws of any jurisdiction in which the Company or any Subsidiary conducts its business, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s commentaries, the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any statute similar to the FCPA enforced by competent Governmental Authorities.

(d)     Neither the Company nor any Subsidiary nor any Company Stockholder, employee, director, officer or Affiliate, or to the Knowledge of the Company, any consultant, agent or other Person operating for the benefit of the Company or any such Subsidiary has, directly or indirectly, offered or given, on behalf of the Company or any Subsidiary, anything of value to: any official, political party or party official thereof or any candidate for political office in any country or jurisdiction; or any Person, while knowing that all or a portion of such thing of value will be offered, given, or promised, directly or indirectly, to any official, political party or party official within any country or jurisdiction, or to any candidate for political office within any country or jurisdiction for the purpose of, in either the case of clauses (i) or (ii) above, the following: (A) influencing any act or decision of such official, political party, party official, or candidate to do any act in violation of the lawful duty of such official, political party, party official, or candidate, or securing any improper advantage, or (B) inducing such official, political party or party official thereof, or any such candidate for political office to affect or influence any act or decision of any Governmental Authority, in order to assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.

(e)     None of the Company, any Subsidiary or any employee, Company Stockholder, director, officer or Affiliate, or to the Knowledge of the Company, any consultant, agent and other Person operating for the benefit of the Company or the Subsidiary has engaged in any business or effected any transactions with any Person located in the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Liberia, North Korea, Sudan, Syria, or Zimbabwe (or any other sanctioned country or region as may be amended, from time to time by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), collectively, the “Restricted Nations”); that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; that is a government of a Restricted Nation; that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or that is on OFAC’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Bureau of Industry and Security’s or the Department of State’s Directorate of Defense Trade Controls’ lists of denied persons, as each may be amended from time to time..

(f)     None of the Company, any Subsidiary or any employee, Company Stockholder, director, officer or Affiliate, or to the Knowledge of the Company, any consultant, agent and other Person operating for the benefit of the Company or the Subsidiary has taken any action that is, or could be deemed to be, a violation of applicable U.S. or foreign Laws related to participation in unsanctioned foreign boycotts, except as set forth in Section 4.13(f) of the Company Disclosure Letter, the import and export of goods, equipment, materials, software, technology, and services, including, but not limited to all applicable licensing, recordkeeping, and reporting requirements of the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Ribicoff Amendment to the Tax Reform Act of 1976 (codified at 26 U.S.C. § 999), and the Export Administration Regulations, 15 C.F.R. Part 730 et seq., or applicable certification, permitting, reporting, and recordkeeping requirements concerning the importation of products.

Section 4.14     Transactions with Affiliates. Except as set forth in Section 4.14 of the Company Disclosure Letter, neither the Company nor any Subsidiary has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course as a director, officer or employee of the Company),  any Company Stockholder,  any director, officer or employee of the Company or any Subsidiary,  any natural person or other Person that directly or indirectly controls, is controlled by or is under common control with the Company or  to the Knowledge of the Company, any member of the immediate family of any of such natural persons (each, a “Company Affiliate”). The Company Contracts do not include any obligation or commitment between the Company or any Subsidiary, on the one hand, and any Company Affiliate, on the other hand, and the assets of the Company and the Subsidiaries do not include any receivable or other obligation or commitment from any Company Affiliate to the Company or any Subsidiary and no Company Affiliate has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, except for the rights of a Company Stockholder solely in its capacity as a stockholder.

Section 4.15     Absence of Undisclosed Liabilities. Except as set forth on Section 4.15 of the Company Disclosure Letter, the Company and the Subsidiaries do not have any liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, due or to become due, dispatched or undispatched, joint or several, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liabilities and obligations are required to be accrued on the Financial Statements) of any nature other than liabilities or obligations that were accrued or reserved against on the Financial Statements or that are current liabilities incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 4.16     Environmental Matters.

(a)     Except as set forth in Section 4.16(a) of the Company Disclosure Letter, the Company, the Subsidiaries and the Real Property are, and have been, in compliance in all material respects with all Environmental Laws;

(b)     the Company and each Subsidiary is, and has been, in compliance with all Permits required under Environmental Laws for the ownership, lease and operation of its properties (including all Real Property) and operation of its respective businesses, and all such Permits are valid and in good standing and are listed in Section 4.16(b) of the Company Disclosure Letter;

(c)     there are no pending, or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any Subsidiary or related to any Real Property;

(d)     the Company has not received notice that the Company or any of its Subsidiaries or any Real Property is not in compliance with any Environmental Law or is subject to potential liability under any Environmental Law, including potential liability for the costs of investigating or remediating Hazardous Substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or analogous state Law;

(e)     except as set forth in Section 4.16(e) of the Company Disclosure Letter, there have been no Releases or threatened Releases of Hazardous Substances on, at, under or about any properties (including the Real Property) currently or formerly owned, leased or operated by the Company or any Subsidiary, or any of their predecessors, that would reasonably be expected to subject them to an Environmental Claim or otherwise create liability under Environmental Law;

(f)     the Company has provided to Parent true and complete copies of all environmental site assessments, compliance audits, environmental insurance policies, expenditures for environmental health and safety compliance, corrective action plans, regulatory correspondence and similar documentation concerning any and all past or present operating facilities, real property (including the Real Property) and personal property owned or operated by the Company or any Subsidiary and for property at which waste or materials from the Company or any Subsidiary actually or allegedly have been sent;

(g)     Section 4.16(g) of the Company Disclosure Letter contains a complete and accurate list of all off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company or a Subsidiary or any predecessor thereto as to which the Company or a Subsidiary may retain liability. All offsite shipments, transportation, handling and disposal of materials and wastes, including Hazardous Substances, from any properties (including the Real Property) currently or formerly owned, leased or operated by the Company or any Subsidiary, or any of its predecessors have been in material compliance with Environmental Laws and no off-site facilities or locations where such offsite shipments have been sent have been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any Subsidiary has received any notice of an Environmental Claim with respect to such off-site facilities or locations;

(h)     neither the Company nor any Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law; and

(i)     the Company has disclosed to Parent all material facts concerning the environmental, health or safety compliance status of the Company and each Subsidiary.

Section 4.17     Intellectual Property.

(a)     Section 4.17(a)(i) of the Company Disclosure Letter contains a complete and accurate list of all (i) patented or registered Intellectual Property owned, purported to be owned, or licensed exclusively by the Company or any Subsidiary (“Registered IP”) specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) pending patent applications and applications for registrations of other Intellectual Property filed by, or on behalf of, the Company or any Subsidiary (“Pending IP”) specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been filed; the filing date; the application number; and the current status; and (iii) material unregistered trade names, trademarks, service marks, internet domain names, company names, and computer software product names (“Unregistered IP”). Section 4.17(a)(ii) of the Company Disclosure Letter contains a complete and accurate list of (A) all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Intellectual Property, but excluding any licenses or other rights granted by the Company or any Subsidiary in connection with its sale of a product if such license or other right will convey with any resale of such product, and (B) all licenses and other Contract rights granted by any third party to the Company or any Subsidiary with respect to any Intellectual Property (collectively, “License Agreements”); provided, however, that Section 4.17(a)(ii) shall not include any end user non-exclusive license of generally commercially available software used in the Company’s or any Subsidiary’s operations that is licensed for an aggregate license fee of no more than $25,000. With respect to each item of Registered IP, Pending IP, Unregistered IP and proprietary software of the Company or any Subsidiary: (x) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (y) except as set forth in Section 4.17(a)(ii)(y) of the Company Disclosure Letter, no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (z) Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Registered IP and Pending IP.

(b)     Except as set forth in Section 4.17(b) of the Company Disclosure Letter, the Company and each Subsidiary owns, free of all Liens (except Permitted Liens), all right, title and interest to all Registered IP and Pending IP, and owns, free of all Liens (except Permitted Liens), all right, title and interest to or has the right to use pursuant to a written license, all other Intellectual Property used in, or necessary for, the operation of its business as currently conducted. The Closing will not result in the loss or impairment of or payment of any additional amounts with respect to, nor except as set forth in Section 4.17(b) of the Company Disclosure Letter, require the consent of any other Person in respect of the right to own, use or hold for use, any Registered IP, Pending IP and other Intellectual Property used in, or necessary for, the operation of the Company’s business as currently conducted.

(c)     The Company has taken commercially reasonable steps to maintain and protect the Intellectual Property owned, licensed or used by the Company or any Subsidiary (other than the disclosure of trade secrets or abandonment of Pending IP made in the Company’s reasonable business judgment or in the ordinary course of business). All required filings and fees related to the Pending IP and Registered IP have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Pending IP and Registered IP are otherwise in good standing (other than the abandonment of Pending IP made in the Company’s reasonable business judgment). To the Knowledge of the Company, all of the Intellectual Property of the Company and the Subsidiaries is valid, subsisting and enforceable, and all Registered IP is subsisting and in full force and effect.

(d)     To the Knowledge of the Company, all statements contained in all applications prepared by the Company or a Subsidiary for the registration of its Intellectual Property were, are and will be, as the case may be, true, correct and complete in all material respects.

(e)     Neither the Company nor any Subsidiary has infringed upon or misappropriated any intellectual property rights of any other Person with respect to the Intellectual Property owned, licensed or used by the Company or any Subsidiary. The operations of the Company and each Subsidiary as currently conducted and the products or services currently marketed or sold by the Company or any Subsidiary have not violated and do not violate any license and have not misappropriated, infringed, or violated and do not misappropriate, infringe or violate, any intellectual property, personal property or privacy rights of any other Person. The Company has not received any written communications alleging that the Company or any Subsidiary has, with respect to the Intellectual Property owned, licensed or used by the Company or any Subsidiary, infringed, misappropriated or violated any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works, processes or other intellectual property or personal property rights of any other Person. To the Knowledge of the Company, except as set forth in Section 4.17(e) of the Company Disclosure Letter, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with rights of the Company or any Subsidiary in and to the Intellectual Property owned, licensed by or used by the Company or any Subsidiary. There are no pending claims, including, but not limited to, litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters, cease and desist letters, or other demands, challenges, or disputes of any nature challenging, impacting, or involving the Intellectual Property owned, licensed or used by the Company or any Subsidiary, the Company’s or any Subsidiary’s rights therein, or the personal property rights of any other Person. Except as expressly set forth in Section 4.17(e), no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company with respect to the infringement, misappropriation or other violation of the Intellectual Property of any Person.

(f)     Since December 1, 2014, and to the Knowledge of the Company at no time prior to December 1, 2014, no Intellectual Property owned by the Company or any Subsidiary was developed using (in whole or in part) funding or facilities provided by any Governmental Authority or university, college, other educational institution, international organization, non-profit organization or research center, nor was it obtained from any Governmental Authority or university, college or other educational institution, international organization, non-profit organization or research center. To the Knowledge of the Company, no Governmental Authority or university, college or other educational institution, international organization, non-profit organization or research center has a claim or right to claim any right in the Intellectual Property owned, licensed or used by the Company or any Subsidiary.

(g)     To the Knowledge of the Company, each of the officers, directors and employees of the Company and each Subsidiary and their consultants and independent contractors have disclosed to the Company or a Subsidiary in writing all inventions, ideas, improvements, computer programs, trade secrets, know how, confidential manufacturing methods and the like relating to the business of the Company and conceived or developed by such Persons (“Inventions”). Except as set forth in Section 4.17(g) of the Company Disclosure Letter, each of the current and former officers, directors and employees of the Company or any Subsidiary and their consultants, and independent contractors involved in the development of the Company Intellectual Property, are, to the extent permitted under applicable Laws, contractually obligated to disclose and assign all rights in the Inventions to the Company or a Subsidiary and cooperate with the Company or a Subsidiary in obtaining and perfecting ownership of patents, copyrights, and other statutory or other rights for the Inventions, and all such assignments have been executed for purposes of vesting in the Company or a Subsidiary full right, title and interest in any and all Inventions, to the maximum extent permitted under applicable Laws.

(h)     In connection with the continued use, after Closing, of Intellectual Property as currently used by the Company or any Subsidiary, it will not be necessary to use any inventions of any employees or consultants of the Company or any Subsidiary (or Persons the Company or any Subsidiary currently intends to hire) made prior to their employment by the Company or any Subsidiary and which Company does not have the right to use in connection with its business.

(i)     The Company and each Subsidiary has used commercially reasonable efforts to maintain, in confidence, all Intellectual Property owned, licensed or used by the Company or any Subsidiary which consists of trade secrets or confidential information, including requiring all Persons having access thereto to execute written non-disclosure agreements (other than the disclosure of trade secretes made in the Company’s reasonable business judgment), and, to the Company’s Knowledge, there has not been any breach by any of the foregoing of any such agreement.

(j)     All computer software owned by the Company or any Subsidiary and, to the Knowledge of the Company, all computer software incorporated into any software owned by the Company or any Subsidiary, all computer software marketed or licensed to third parties by the Company or any Subsidiary, and all computer software used internally by Company to operate its business: (i) performs in material conformance with its documentation, (ii) is free from any material software defect and (iii) does not contain any virus, or other software routine or hardware component (A) designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software or (B) that would reasonably be expected to materially impair the operation or functionality of such software. The Company or a Subsidiary has possession of, or access to, the source code for each material version of software licensed to third parties by the Company or a Subsidiary, as well as all documentation related thereto. Additionally, the Company or any Subsidiary has the right to modify the source code for each material version of software licensed to third parties by the Company or a Subsidiary and has the right to license use of such software to its customers and end users.

(k)     No Open Source Materials have been incorporated into or otherwise utilized in the creation of any source code for any computer software owned or used exclusively by the Company or any Subsidiary or that is, is part of, or is used to develop, maintain or provide any Company product or service (together with all documentation, including user manuals and other training documentation, “Company Source Code”) or other software owned by the Company or any Subsidiary that results in such Company Source Code being covered by the General Public License or a similar open source licensing regime that would require such Company Source Code to be generally made available. Section 4.17(k) of the Company Disclosure Letter contains a complete and accurate list of all Open Source Materials that have been incorporated into or otherwise utilized in the creation of Company Source Code or other software owned by the Company.

(l)     The Company Source Code has been maintained in strict confidence and has been disclosed only to those employees and other Persons who have a “need to know” the contents thereof in connection with the performance of their duties to the Company or any Subsidiary and who have executed valid and enforceable nondisclosure and non-use agreements with the Company or any Subsidiary, as applicable. Except as set forth in Section 4.17(l) of the Company Disclosure Letter, the Company Source Code is not the subject of any escrow or similar agreement giving any Person rights in or to such Company Source Code upon the occurrence of certain events.

(m)     To the Knowledge of the Company, in the twelve (12) month period prior to the date hereof, there were no material performance reductions or breakdowns of, or logical or physical intrusions in, any Company or Subsidiary computer or information technology resources or any material loss of data.

(n)     The Company and the Subsidiaries have commercially reasonable information security safeguards, protections and procedures in place with respect to their information technology systems and the data therein. To the Knowledge of the Company, service providers of the Company and the Subsidiaries have information security safeguards, protections and procedures in place with respect to their information technology systems used on behalf of the Company and any Subsidiary and the data therein in accordance with applicable law and generally accepted industry standards. In the three (3) year period prior to the date hereof, (A) neither the Company nor any Subsidiary has experienced any incident in which financial information or personally identifiable information of individuals collected, processed or stored by or on behalf of the Company or any Subsidiary was accessed by or disclosed to unauthorized persons in violation of applicable Law, or stolen (whether such information is or was in the possession of the Company or any Subsidiary or any third party service provider storing such information on behalf of the Company or any Subsidiary), (B) no breach of security of the Company and the Subsidiaries regarding any such information has occurred, and (C) neither the Company nor any Subsidiary has received any written notices or complaints from any Person regarding improper disclosure relating to such information.

(o)     The Company and the Subsidiaries currently have information technology systems reasonably sufficient to operate their business as presently conducted, and the Company and the Subsidiaries have disaster recovery plans, procedures and facilities in place that are consistent with generally accepted industry standards that will remain in effect immediately after the Closing. The Company tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.18     Insurance. Section 4.18 of the Company Disclosure Letter set forth a true and complete list of each insurance policy (including policies providing property, casualty, liability, workers’ compensation and comprehensive general liability coverage and bond and surety arrangements) that is in force as of the date hereof and as to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, and the Company has delivered a certificate of insurance issued by the insurance provider to Parent for each such insurance policy. The Company and each Subsidiary is currently a party to, or the named insured or beneficiary of coverage under, comprehensive general liability insurance policies that are occurrence-based (rather than claims-made) policies and that will be in full force and effect through the Effective Time. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company, any Subsidiary or any other party to the policy, is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (iii) no party to any policy has repudiated any provision thereof. The Company and each Subsidiary has been covered since December 31, 2014 by insurance substantially similar in scope to that listed in Section 4.18 of the Company Disclosure Letter. Set forth in Section 4.18 of the Company Disclosure Letter are all claims made under any insurance policy during the past three years with respect to the Company.

Section 4.19     Company Contracts.

(a)     Section 4.19(a) of the Company Disclosure Letter contains a correct and complete list of all the following Contracts (and all amendments, modifications and supplements thereto) to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound and which is currently in effect: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute, or indemnification Contracts, other than offer letters providing for employment on an at-will basis; (ii) sales, sales representative, commercial agency, distribution or franchise Contracts; (iii) Contracts granting rights of first refusal or first negotiation; (iv) partnership, joint venture or similar Contracts; (v) Contracts for the acquisition, sale or lease of material properties or assets or stock (other than sales of inventory in the ordinary course of business); (vi) Contracts with any Governmental Authority; (vii) Contracts relating to the purchase of materials, supplies, goods, merchandise, equipment or services used in support of the business or operations of the Company (excluding purchase orders entered into from time to time in the ordinary course of business); (viii) Contracts relating to the marketing, sale, advertising or promotion of the Company’s or any Subsidiary’s products (other than trade promotion offers between the Company or any Subsidiary and its customers entered into in the ordinary course of business); (ix) non-competition or similar agreements which restrict or may hereafter restrict the geographic or operational scope of the business of the Company or any of its Affiliates or the ability of the Company or any of its Affiliates to enter into new lines of business; (x) grants of funding from governmental or quasi governmental entities; (xi) License Agreements; (xii) Contracts that involve any Company Stockholder or any Affiliate of a Company Stockholder or any officer or director of the Company or any Subsidiary, other than offer letters providing for employment on an at-will basis; (xiii) Contracts that require the payment, or involve the receipt, of more than $250,000 in any 12-month period; (xiv) Contracts providing for warranties on any Improvements located at the Real Property; (xv) Contracts that provide for the indemnification by the Company or a Subsidiary of any Person or the assumption of any Tax, environmental or other liability of any Person; (xvi) except for Contracts relating to trade receivables, all Contracts relating to Company Indebtedness (including, without limitation, guarantees); (xvii) collective bargaining and labor union Contracts; (xviii) Contracts that require the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; and (xix) Contracts to enter into any of the foregoing (collectively, and together with the Real Property Leases, the “Company Contracts).

(b)     The Company is not a party to or bound by any consulting, severance, golden parachute, indemnification or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby (either alone or in combination with another event) and neither the Company nor any Subsidiary is obligated to make a payment that would be a “parachute payment” to a “disqualified individual” (as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future).

(c)     Each of the Company Contracts is valid, binding, in full force and effect and enforceable against the Company or Subsidiary that is a party thereto and against each other party thereto in accordance with its terms and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms from and after the Effective Time, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

(d)     None of the Company, any Subsidiary or, to the Knowledge of the Company, any other party to a Company Contract is in breach or default under any such Company Contract. The Company and each Subsidiary has performed each material term, covenant and condition of each Company Contract that is to be performed by it at or before the date hereof. No event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default of, result in a violation or breach of, or give any right to accelerate, modify, cancel or terminate any Company Contract by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under any such Company Contract. To the Knowledge of the Company, no party to any Company Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Company Contract. Neither the Company nor any Subsidiary has made any prior assignment of any Company Contract or any of its rights or obligations thereunder.

(e)     Except as disclosed on Section 4.19(e) of the Company Disclosure Letter, the consummation of the Merger will not give any Party to any of the Company Contracts rights arising from a change of control, and Merger Subsidiary and/or Parent (or their legal successor) will continue to essentially enjoy all material rights and no party has communicated orally or in writing that Merger Subsidiary and/or Parent or their legal successor will not enjoy ordinary course benefits of all Company Contracts (save for any contractual arrangements entered into after the date of this Agreement.

Section 4.20     Suppliers and Customers.

(a)     Section 4.20(a) of the Company Disclosure Letter lists (i) the top twenty suppliers to the Company or any Subsidiary in terms of cost to the Company or such Subsidiary for the year ended December 31, 2016, and (ii) any supplier of tin, tungsten, tantalum and gold regardless of amount of sales in the past five years. Neither the Company not any Subsidiary has received any notice from any such suppliers to the effect that, and the Company does not have any Knowledge that, such suppliers shall stop, or materially decrease the rate of or change the price or other sales terms of, selling products or services to the Company or any Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company nor any Subsidiary has purchased tin, tungsten, tantalum or gold directly or indirectly from the Democratic Republic of Congo or from any non-EICC certified smelter of such materials.

(b)     Section 4.20(b) of the Company Disclosure Letter lists the top twenty customers of the Company or any Subsidiary in terms of revenue to the Company or such Subsidiary for the year ended December 31, 2016. Neither the Company not any Subsidiary has received any notice from any such customers to the effect that, and the Company does not have any Knowledge that, such customers shall stop, or materially decrease the rate of, purchasing products or services from the Company or any Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 4.21     Inventories. All Company Products held in inventory of or for the Company or any Subsidiary is of merchantable quality and usable and salable (to the extent held for resale) in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been, or shall be as of the Closing Date, written off or written down to net realizable value in accordance with normal trade practices as will be reflected on the Estimated Closing Net Working Capital Statement and the Closing Net Working Capital Statement. All items of inventory are fairly reflected in the inventory accounts on the 2016 Balance Sheet and the Interim Balance Sheet and will be fairly reflected in the inventory accounts on the Estimated Closing Net Working Capital Statement and the Closing Net Working Capital Statement and are valued on the 2016 Balance Sheet and the Interim Balance Sheet and will be valued on the Estimated Closing Net Working Capital Statement and the Closing Net Working Capital Statement at the lower of cost or net realizable value. The quantities of each item of inventory (whether raw materials, work in progress or finished goods) are not excessive and are reasonable in the present circumstances of the Company and the Subsidiaries. No inventory is held by the Company or any Subsidiary on a consignment basis.

Section 4.22     Warranties; Product Liability. There are not presently pending, or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary. All Products manufactured, distributed or sold by or on behalf of the Company or its Affiliates prior to Closing (i) are free from Defects and (ii) comply with all contractual requirements, covenants or express warranties applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such Products. Except as set forth in Section 4.22 of the Company Disclosure Letter, neither the Company nor any Subsidiary has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees. A copy of each standard warranty of the Company is set forth in Section 4.22 of the Company Disclosure Letter. In the last seven years, no Product has been subject to, or is subject to, any recall mandated by any Governmental Authority or, as of the date hereof, is being demanded or requested in writing by any customer. To the Knowledge of the Company, the Products comply in all material respects with all applicable Laws.

Section 4.23     Bank Accounts. Section 4.23 of the Company Disclosure Letter sets forth the details of all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and each Subsidiary.

Section 4.24     Accounts Receivable. The accounts receivable reflected on the 2016 Balance Sheet and Interim Balance Sheet have arisen from bona fide transactions in the ordinary course of business and are valid claims collectible in the ordinary course of business net of the respective reserves reflected on the 2016 Balance Sheet and the Interim Balance Sheet. There is no contest, claim, credit or right of set-off, other than returns in the ordinary course of business, which may be applied against any account receivable or relating to the amount or validity of such account receivable.

Section 4.25     Books and Records. The Books and Records, all of which have been made available to Parent, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company and each Subsidiary, all of which have been made available to Parent, contain accurate and complete records of all meetings held of, and corporate action taken by, the Company Stockholders and the equity holders of each Subsidiary, and no meeting of any such Company Stockholders or the equity holders of a Subsidiary has been held for which minutes have not been prepared or are not contained in such minute books. The Books and Records are located at the Company’s offices in San Diego.

Section 4.26     Company Indebtedness. Section 4.26 of the Company Disclosure Letter sets forth, with respect to the Company and each Subsidiary, a description of all Company Indebtedness.

Section 4.27     Fees and Expenses of Brokers and Others. Except for the fees and expenses of DBO Partners, which will be included in Company Transaction Expenses, neither the Company nor any Subsidiary or Company Stockholder is directly or indirectly committed to any liability for any broker’s or finder’s fees or fairness opinion fee or any similar fees in connection with the transactions contemplated by this Agreement and has not retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

Section 4.28     Board Recommendation. The Company Board, by written consent dated December 28, 2017, unanimously (a) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (b) approved, adopted and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption and approval, and (d) recommended that the Company Stockholders approve and adopt the “agreement of merger” contained in this Agreement and the transactions contemplated hereby, including the Merger, by written consent of the Company Stockholders and directed that such matter be submitted to the Company Stockholders. The resolutions adopted and approved by the Board of Directors at such meeting have not been rescinded or modified.

Section 4.29     Required Vote. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Company Common Stock (voting together as a class with the Company Preferred Stock existing on an as-converted basis) in favor of adoption of this Agreement and the transactions contemplated hereby, including the Merger and the holders of at least 60% of the shares of Company Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis) (collectively, the “Company Stockholder Approval”) is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company Stockholder Approval shall be obtained by the Company upon receipt by the Company of the Stockholder Consent as contemplated by Section 7.6(a). No vote of the Company Stockholders other than the Company Stockholder Approval is required by the DGCL or other applicable Law, the Company Charter, the Company Bylaws or otherwise to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.30     Stockholder Notice. None of the information included or incorporated by reference in the Stockholder Notice in connection with the Merger, will, at the date it is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.31     Full Disclosure. Neither this Agreement nor the Company Disclosure Letter contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company, jointly and severally, as of the date hereof and as of Closing as follows:

Section 5.1     Organization and Authority of Parent and Merger Subsidiary. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent owns all of the issued and outstanding shares of capital stock of Merger Subsidiary. Merger Subsidiary has not engaged in any activities and does not hold any assets except (in each case) as necessary to be a party to this Agreement and to consummate the Merger.

Section 5.2     Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary are within the corporate power and authority of Parent and Merger Subsidiary. The execution and delivery of this Agreement, and each Ancillary Document to which Parent or Merger Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Merger Subsidiary and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which Parent or Merger Subsidiary is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Documents to which Parent or Merger Subsidiary is a party have been or will be duly and validly executed and delivered by Parent and Merger Subsidiary, as applicable, and (assuming the due authorization by the Company and the execution and delivery by the Company) constitute or will constitute valid and binding agreements of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 5.3     Consents and Approvals; No Violations. Except for the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and as required by the HSR Act, no filing or registration with, or notice to, and no Permit, authorization, waiting period expiration or termination, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery by Parent or Merger Subsidiary of this Agreement and each Ancillary Document to which Parent or Merger Subsidiary is a party or for the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, Permits, authorizations, waiting period expirations or terminations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution or delivery by Parent and Merger Subsidiary of this Agreement and each Ancillary Document to which Parent or Merger Subsidiary is a party nor the performance of this Agreement and each such Ancillary Document nor the consummation of the transactions contemplated hereby or thereby by Parent and Merger Subsidiary will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or other organizational documents of Parent or Merger Subsidiary, (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which either of Parent or Merger Subsidiary is a party or by which either Parent or Merger Subsidiary or any of the properties or assets of either of Parent or Merger Subsidiary may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Parent or Merger Subsidiary or any of the properties or assets of Parent or Merger Subsidiary.

Section 5.4     Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Parent, threatened against or relating to Parent or Merger Subsidiary at law or in equity, or before any Governmental Authority, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5     Fees and Expenses of Brokers and Others. Neither Parent nor Merger Subsidiary is directly or indirectly committed to any liability for any broker’s or finder’s fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

Section 5.6     Financing. Parent has available on hand or will have available at Closing sufficient cash and cash equivalents to pay the Purchase Price pursuant to Article III of this Agreement.

Section 5.7     Acknowledgement. Parent and Merger Subsidiary are each sophisticated parties, experienced in and fully capable of negotiating and investigating transactions of the sort contemplated herein, and have each conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the business of the Company and its Subsidiaries. Parent and Merger Subsidiary hereby acknowledge and agree that none of the Company, its Affiliates or any of their respective directors, officers, employees, agents, advisors or other representatives make or have made any representation or warranty, express or implied, at law or in equity, that are not expressly set forth in Article IV of this Agreement (as qualified by the Company Disclosure Letter). Nothing in this Agreement shall waive any right of Parent or Merger Subsidiary to bring any action based on fraud.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1     Operation in the Ordinary Course. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except as otherwise expressly contemplated or permitted by this Agreement or required by applicable Laws, the Company shall, and shall cause each Subsidiary to, operate its business solely in the ordinary course, consistent with past practice and use its commercially reasonable efforts to preserve intact its assets (including its goodwill) and current business organizations, keep available the services of its current officers and employees, maintain the Company Contracts and preserve its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has material business dealings. Without limiting the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Subsidiary to use commercially reasonable efforts to:

(a)     preserve and maintain all of its Permits;

(b)     pay its debts, Taxes and other obligations when due;

(c)     maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)     continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e)     defend and protect its properties and assets from infringement or usurpation consistent with the Company’s past practice;

(f)     perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)     maintain its Books and Records in accordance with past practice; and

(h)     comply in all material respects with all applicable Laws.

Section 6.2     Affirmative and Negative Covenants. Without limiting the generality of Section 6.1, and except as otherwise expressly contemplated by this Agreement, as required by applicable Laws, or as agreed to in writing by Parent (which agreement shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each Subsidiary not to:

(a)     issue, sell or grant to any Person any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock (other than pursuant to the exercise of Options outstanding as of the date of this Agreement), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b)     (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, its capital stock;

(c)     adopt any amendments to the Company Charter or the Company Bylaws or effect or become a party to any recapitalization or similar transaction;

(d)     other than (i) borrowings by the Company or any Subsidiary in the ordinary course and (ii) borrowings by the Company or any Subsidiary up to a maximum of $2 million for purposes of investment in land, buildings or other capital in Vietnam after September 29, 2017, incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person;

(e)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company;

(f)     except in the ordinary course of business and as provided by this Agreement, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets;

(g)     make or agree to make any material capital expenditures that, when added to all other capital expenditures made on behalf of the Company since the date hereof, exceed $100,000 in the aggregate;

(h)     except in the ordinary course of business, (i) enter into any Contract relating to the purchase of goods, equipment or services of amounts in excess of $250,000 per year or having a duration in excess of one year (excluding purchase orders entered into from time to time in the ordinary course of business), (ii) enter into any Contract with any officer or director or employee of Company or its Subsidiaries, or (iii) modify, amend or transfer in any respect or terminate any Company Contract or waive, release or assign any rights or claims thereunder;

(i)     (i) except as may be required by Law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Employee Benefit Plan) for the benefit or welfare of any current or former employee, officer, director, independent contractor, leased employee or other service provider or their spouses, dependents or beneficiaries, or (ii) increase the compensation of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement (including any Employee Benefit Plan);

(j)     except as may be required by GAAP or applicable Law, make any change to its accounting methods, principles or practices;

(k)     make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(l)     (i) pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date hereof, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business or (iii) commence any legal proceedings other than in the ordinary course of business; or

(m)     authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 6.3     No Control of the Company’s Business. Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent or agreement of Parent shall be required with respect to any matter set forth in Article VI or elsewhere in this Agreement to the extent that the requirement of such consent or agreement could as determined by Parent’s outside antitrust counsel violate any applicable law.

Section 6.4     No Negotiation. Until such time as this Agreement shall be terminated pursuant to Article IX, none of the Company, any Company Stockholder or any Affiliate thereof or any director, partner, stockholder, member or officer thereof shall, directly or indirectly, solicit, initiate, facilitate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Parent and Merger Subsidiary) involving a merger, consolidation, business combination, purchase or disposition transaction involving the Company or its business, including any sale of any capital stock of the Company or any assets of the Company. The Company shall notify Parent of any such inquiry or proposal within 24 hours of receipt or awareness of the same by the Company. In consideration for the substantial expenditures of time, effort and expense undertaken by Parent in connection with the preparation, negotiation and execution of this Agreement, the Company agrees that money damages would not be a sufficient remedy for any breach of this Section 6.4 by the Company, any Company Stockholder or any Affiliate thereof or any director, stockholder, member or officer thereof and that, in addition to all other remedies, Parent shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Section 6.4.

Article VII

ADDITIONAL AGREEMENTS

Section 7.1     Access to Information; Confidentiality.

(a)     Upon reasonable notice, subject to applicable Competition Laws and relating to the exchange of information, the Company shall (i) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours during the period from the date hereof to the Effective Time, to all of the properties, books, contracts, commitments, records, management and employees of the Company and each Subsidiary, and during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, (ii) use reasonable best efforts to cause the Company’s consultants to provide access to their work papers and such other information as Parent may reasonably request and (iii) furnish promptly to Parent each written update provided to its Board of Directors on the financial performance and projections for the Company (except where the Company determines, following consultation with legal counsel, that doing so would result in the loss of attorney-client, attorney work product or similar privilege or protection, in which case the Company (i) shall provide such access and information in such form, including by way of redacting sensitive information, so as to preserve such privilege or protection while providing Parent with as much access and information as reasonably possible) and (ii) shall preserve and not destroy any such privileged or redacted information, documents or work papers. Parent agrees that it will not, and it will cause its representatives not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and all such information shall be subject to the confidentiality obligations set forth in Section 7.1(b).

(b)     Between the date of this Agreement and the earlier to occur of (i) the Effective Time and (ii) two years from the date hereof, Parent, Merger Subsidiary and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, advisors and representatives to maintain in confidence, any written, oral, or other non-public information obtained in confidence from any other Party (or from such other Party’s directors, officers, employees, agents, advisors and representatives) in connection with this Agreement or the transactions contemplated hereby, including the Merger, unless (A) such information is already known to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party (or such Party’s directors, officers, employees, agents, advisors and representatives), (B) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger, or (C) the furnishing or use of such information is required by legal proceedings.

Section 7.2     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any event by or before the Walk-Away Date, the Merger, and the other transactions contemplated by this Agreement, including (a) subject to Section 7.8(f), the obtaining of all necessary actions or nonactions, waivers, waiting period expirations or terminations, consents and approvals from Government Authorities and the making of all necessary registrations and filings (including filings with Government Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.3     Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to giving each Party the opportunity to review and comment on such press release or public statement. The Parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

Section 7.4     Notification of Certain Matters. The Company shall give prompt written notice Parent on an “counsel only” basis of (a) any notice or other communication received by the Company or any Subsidiary from any Governmental Authority on or with respect to any subject or topic whatsoever, including the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (b) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company which relate to the transactions contemplated by this Agreement, including the Merger, and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Section 8.1 or Section 8.2 not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to Parent after receiving any such notice. Parent shall give prompt written notice to the Company (on an “counsel only” basis) of any notice or other communication received by Parent from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.5     Payments of Company Transaction Expenses Prior to Closing. On or immediately prior to Closing, the Company shall pay in full and satisfy all Company Transaction Expenses, and none of Parent, Merger Subsidiary or the Surviving Corporation shall assume any of such Company Transaction Expenses as a result of the Merger. Any Company Transaction Expenses not paid and satisfied by the Company prior to Closing will be paid and satisfied at Closing by Parent pursuant to Section 2.4(b)(vi).

Section 7.6     Stockholder Consent; Stockholder Notice.

(a)     Promptly following the execution of this Agreement and in lieu of calling a meeting of the Company Stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit D to record holders of Company Capital Stock sufficient to obtain the Company Stockholder Approval (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”), which Stockholder Consent shall be irrevocable. As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a pdf copy of such Stockholder Consent, certified as true and complete by the corporate secretary of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company Charter and Company Bylaws.

(b)     Within ten Business Days after receipt of the Stockholder Consent, the Company shall mail to each Company Stockholder a notice describing, among other things, the Merger and the other transactions contemplated hereby and containing the notices of action by written consent required by Section 228(e) of the DGCL and of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (the “Stockholder Notice”). Parent shall reasonably cooperate with the Company with the preparation of the Stockholder Notice and shall furnish to the Company all information concerning Parent, requested by the Company, that is reasonably requested or customary for inclusion in the Stockholder Notice. The Company shall provide Parent a reasonable opportunity to review and comment upon the Stockholder Notice prior to the mailing thereof to the Company Stockholders. The Company shall be responsible for and pay all expenses incurred in connection with the printing and mailing of the Stockholder Notice.

Section 7.7     Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company and the Subsidiaries set forth on Schedule 7.7. The resignations shall include a letter from Ethertronics Limited, as sole shareholder of the Subsidiaries organized in China, to remove all the directors and the supervisor of such Subsidiaries, and shall be accompanied by all corporate chops, including, without limitation, the company chop, legal representative chop and financial chop, of such Subsidiaries as required to effect such resignations and the replacement of such directors and supervisor.

Section 7.8     Governmental Approvals and Consents.

(a)     Each Party shall, or shall cause its ultimate parent entity (as that term is defined in the HSR Act) to (i) make, or cause or be made, as promptly as practicable, and in the case of any notification under the HSR Act, within two Business Days after the execution of this Agreement, all filings and submissions (including those under the HSR Act and applicable Competition Laws) required under any Law applicable to such Party or any of its Affiliates, including those listed on Schedule 8.1(b); and (ii) as promptly as practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, waiting period expirations or terminations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Parent shall be responsible for making all filings required under non-U.S. Competition Laws with the reasonable cooperation of the Company. The Parties shall not willfully take any action the intent of which is to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Neither Party shall request or otherwise seek early termination of any required waiting period under any Competition Law.

(b)     The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents (including the Required Consents) from, all third parties that are described in Section 4.4 of the Company Disclosure Letter.

(c)     Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties shall use all commercially reasonable efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)     in the event any order, writ, judgment, injunction, decree or stipulation entered into or with any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such order, writ, judgment, injunction, decree or stipulation vacated or lifted.

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Party and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing competitively sensitive information) shall be disclosed to the other Parties in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.8 as “counsel only.” Such materials and the information contained therein shall be given only to counsel of the recipient and will not be disclosed by such counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact if acceptable to the relevant Governmental Authority and except to the extent that any portion of such meeting, discussion, appearance or contact includes the discussion of competitively sensitive information.

(e)     Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(f)     Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement. The Company and its Subsidiaries and Affiliates will not be required to agree to or take any actions described in subparts i and ii that are not conditioned on the Closing.

(g)     The Company shall make all filings and reportings to Tax Authorities necessary under Circular 698 within the specified time period set out in Circular 698 and shall, to the extent required by applicable Law, pay when due and payable any amounts due in respect of any Tax arising as a result of the transactions contemplated hereby (including the Merger) and the filing contemplated by this Section 7.8(g) to the appropriate Taxing Authority in the People’s Republic of China (which amounts shall be borne solely by the Company and shall be included in Company Transaction Expenses). The Company shall, within three Business Days after the submission of any filing under Circular 698, deliver a written certification to Parent certifying that the Company has submitted the Circular 698 filing; provided, however, that if a receipt of submission is issued to the Company by the Tax Authorities for the Circular 698 filing, the Company shall deliver the related receipt to Parent within three Business Days after receiving such receipt. The Company shall ensure that any filing under Circular 698 shall be complete and correct.

Section 7.9     Environmental Testing. Prior to the Closing Date, Parent shall have the right, but no obligation, to conduct a Phase I Environmental Site Assessment (or the equivalent thereof in a jurisdiction outside the United States) and all such other appropriate or applicable environmental due diligence (the “Phase I Environmental Site Assessment”) with respect to each parcel of Real Property, and Parent shall be permitted to undertake such activities to establish the “bona fide prospective purchaser” defense (or any equivalent defense in any jurisdiction outside the United States) under applicable Environmental Laws. The Company shall provide Parent and its representatives and contractors with such access to the Real Property as is necessary to conduct the Phase I Environmental Site Assessments. The Company shall cooperate in good faith with any requirements to complete the Phase I Environmental Site Assessments at the Real Property, including, without limitation, completion of a questionnaire as required by the ASTM 1527 Phase I standard. Parent shall be responsible for all costs incurred by Parent in conducting any Phase I Environmental Site Assessments.

Section 7.10     Representations and Warranties Insurance Policy. On or prior to the date hereof, Parent has obtained from AIG Specialty Insurance Company a binder agreement and draft form of policy, a copy of which is attached hereto as Exhibit E, with respect to a buyer-side representations and warranties insurance policy from AIG Specialty Insurance Company to provide for coverage in an amount of $16 million for Losses arising from the breach by the Company of representations and warranties set forth in Article IV (the “Representations and Warranties Insurance Policy”). The Company shall pay 50% of the total costs of the Representations and Warranties Insurance Policy, including premium, underwriting fees and commissions, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax, and any diligence fees or other fees and expenses incurred by the broker or underwriter of the Representations and Warranties Policy to the extent payable by Parent, to obtain the Representations and Warranties Insurance Policy (the “Company Insurance Expense”); provided, however, that the Company shall not pay in excess of $500,000. Such payment by the Company of the Company Insurance Expense shall be included in the Company Transaction Expenses.

Section 7.11     Indemnification of Directors and Officers.

(a)     At or prior to the Closing, the Company shall purchase (at its sole expense) an extended reporting period endorsement to the Company’s currently existing directors’ and officers’ liability insurance (the “Tail Policy”) with respect to matters existing or occurring at or prior to the Closing (“Pre-Closing Claims”) and covering a period of six (6) years from and after the Closing Date, which endorsement Parent and Surviving Corporation agree to maintain in full force and effect for its full term. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company Charter and Company Bylaws, respectively in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would have the effect of impairing the coverage available under the Tail Policy with respect to Pre-Closing Claims (unless such modification is required by applicable Law).

(b)     If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.11.

(c)     The provisions of this Section 7.11 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 7.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

Section 7.12     Company Warrants; Other Agreements. Promptly after the execution of this Agreement and in any event prior to Closing, the Company shall take all such actions as are necessary (a) including the provision of timely notice, to cause each Warrantholder to convert or exercise such Warrantholder’s Company Warrants into shares of Company Preferred Stock and cause the cancellation of such Company Warrants such that there shall be no Company Warrants outstanding as of the Closing and (b) to cause the agreements listed in Section 4.2(f) of the Company Disclosure Letter to have been terminated and of no further force or effect.

Section 7.13     Benefit Plans. The Company shall adopt board resolutions and Employee Benefit Plan amendments, to the extent necessary, effective as of such date prior to the Closing Date as may be directed by the Parent and subject to the consummation of the Closing, providing for the termination and/or liquidation of any Employee Benefit Plan that the Parent directs the Company to so terminate and/or liquidate upon at least ten (10) Business Days’ notice prior to the Closing. The form and substance of any resolutions, plan amendments, documents or notices required to effect any such termination and/or liquidation shall be subject to review and approval of the Parent in advance of execution and performance, which such approval shall not be unreasonably withheld or delayed. The termination and payout of any such Employee Benefit Plan that is subject to Section 409A of the Code shall be consummated consistent with the rules under Section 409A of the Code. In connection with the termination and payout of any Employee Benefit Plan, the Company shall direct the trustee of any related trust or holder of any other funds held to fund any such Employee Benefit Plans to pay to the applicable participants or beneficiaries or distribute to the Company, as applicable, prior to, as of or after Closing, as the Parent may direct (but in accordance with the terms of the applicable Employee Benefit Plan and applicable Law), all amounts held in such trusts or other funds, subject to the receipt of appropriate payoff letters and net of applicable income, employment and other tax withholdings.

Section 7.14     Excess Parachute Payments. To the extent required to avoid the imposition of taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the Merger, prior to the Closing, the Company shall obtain a waiver from each “disqualified individual” within the meaning of Section 280G(c) of the Code with respect to the Company and/or its Subsidiaries who has received or may receive any payment or benefits (the “Waived 280G Benefits” and each such waiver, the “280G Waiver”) so that all remaining payments and benefits, if any, shall not constitute “excess parachute payments” within the meaning of Section 280G(a) of the Code and, prior to the Closing, submit to the Company Stockholders and/or such other Persons entitled to vote for approval in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, the rights of any such “disqualified individual” to receive any Waived 280G Benefits. The form and substance of any such actions, documents, consents or other steps required to effect any of the foregoing shall be subject to review and approval of Parent, which such approval shall not be unreasonably withheld or delayed, in advance of execution and performance.

Article VIII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 8.1     Conditions Precedent to Obligations of Each Party. The obligations of each Party to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)     The Company Stockholder Approval shall have been obtained.

(b)     In accordance with the HSR Act and Competition Laws, all filings described on Schedule 8.1(b) hereto shall have been made and all consents, approvals, notices, judgments or other actions in respect of such filings shall have been obtained on terms acceptable to Parent and the Company and all compulsory waiting periods (including extensions thereto) under the filings described in Schedule 8.1(b) shall have expired or been earlier terminated.

(c)     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Authority and shall remain in effect, and there shall not be any Law, action or proceeding enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger.

(d)     There shall not be pending or threatened in writing (or to the Knowledge of the Company or the knowledge of Parent, threatened) any material action or proceeding brought by a Governmental Authority seeking to enjoin or restrain consummation of the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

Section 8.2     Conditions Precedent to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)     Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

(b)     Each of the covenants, agreements and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time.

(c)     Since the date of this Agreement, there shall not have occurred any fact, circumstance, event, change, effect, development or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)     No greater than five percent (5%) of the issued and outstanding shares of Company Capital Stock shall be Dissenting Shares as of the Closing Date.

(e)     No Governmental Authority having competent jurisdiction to enforce applicable Competition Laws shall have threatened in writing (or to the Knowledge of the Company or the knowledge of Parent, threatened), enacted, issued, enforced or passed any notice, judgment, order, decree, or injunction (solely on account of the Merger and the transactions proposed to be consummated hereunder), which shall (i) make consummation of the Merger illegal or otherwise prohibit the consummation of the Merger or (ii) have the effect of limiting or restricting Parent’s, the Company’s or their respective Affiliates’ right or ability to conduct business anywhere in the world in a manner that is satisfactory to Parent.

(f)     The Company shall have delivered to Parent and Merger Subsidiary each of the deliverables required to be delivered pursuant to Section 2.4(a).

(g)     Parent shall have obtained evidence that the Representations and Warranties Insurance Policy issued by AIG Specialty Insurance Company, or another nationally-recognized insurance company reasonably acceptable to Parent is in full force and effect.

(h)     The Company shall have delivered to Parent a flash drive containing the entire contents of the virtual data room as of the date hereof.

(i)     All Company Warrants shall have been exercised or converted into shares of Company Preferred Stock prior to the Closing Date such that such shares of Company Preferred Stock are treated for all purposes of this Agreement as outstanding shares of Company Preferred Stock and all such Company Warrants shall be deemed cancelled and null and void.

(j)     All of the outstanding equity of Ethertronics Limited, a Hong Kong company, shall have been validly transferred from Laurent Desclos to the Company prior to Closing and the Company shall have delivered evidence thereof to Parent in form and substance acceptable to Purchaser.

Section 8.3     Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a)     Each of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

(b)     Each of the covenants, agreements and obligations of Parent and Merger Subsidiary to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time.

(c)     Parent and Merger Subsidiary shall have delivered to the Company each of the deliverables required to be delivered pursuant to Section 2.4(b).

Section 8.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Subsidiary may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 7.2.

Article IX

TERMINATION

Section 9.1     Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval thereof:

(a)     By the mutual written consent of Parent and the Company.

(b)     By either of the Company or Parent:

(i)     if the Merger shall not have been consummated on or before March 31, 2018 (the “Walk-Away Date”); provided, however, that if the conditions set forth in Section 8.1(b) shall not have been satisfied or waived as of the Walk-Away Date but all other conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Walk-Away Date shall be automatically extended to the date that is three months after the Walk-Away Date (the “Extended Termination Date”), unless Parent does not reasonably believe that the conditions set forth in Section 8.1(b) are capable of being satisfied on or prior to the Extended Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if a vote on the adoption and approval of this Agreement and the Merger shall not yet have occurred; or

(ii)     if any Governmental Authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); provided, however, that (A) the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the imposition, existence or occurrence of such order, decree, ruling or other action was caused or resulted from the breach of any representations, warranties, covenants or other agreements of such Party contained in this Agreement, and (B) the Party seeking to terminate this Agreement shall have used all commercially reasonable efforts to challenge such order, decree, ruling or other action;

(c)     By the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) cannot be cured by Parent by the Walk-Away Date or, if curable, is not cured within ten Business Days after Parent receives written notice from the Company of such breach;

(d)     By Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2 and (ii) cannot be cured by the Company by the Walk-Away Date or, if curable, is not cured within ten Business Days after the Company receives written notice from Parent of such breach; or

(e)     By Parent if the Stockholder Consent shall not have been delivered to Parent by the Company prior to 11:59 p.m. (Wilmington, Delaware time) on the second Business Day following the date of this Agreement.

Section 9.2     Effect of Termination. In the event of the termination of this Agreement as provided in Article IX, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than the confidentiality provisions of Section 7.1 and the provisions of Article IX and Section 9.3 and Article XII) shall forthwith become null and void, and there shall be no liability on the part of Parent or the Company, except as provided in Section 9.3; provided, however, that nothing in this Section 9.2 shall relieve any Party from liability for any breach (occurring prior to any such termination) of any of the representations, warranties, covenants, or agreements set forth in this Agreement or any Fraud or intentional misrepresentation.

Section 9.3     Expenses. All fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.

Article X

TAX MATTERS

Section 10.1     Tax Indemnification.

(a)     The Company Stockholders shall, jointly and severally (provided that no Company Stockholder would have an indemnification obligation under this Section 10.1 in excess of 120% of such Company Stockholder’s Pro Rata Share of such Losses and provided further that in no event shall the liability of any Company Stockholder under this Agreement exceed such Company Stockholder’s respective Pro Rata Share of the Merger Consideration actually received by such Company Stockholder), indemnify, defend and hold harmless Parent Indemnified Parties, including the Company and the Subsidiaries after the Closing, and hold them harmless from and against any and all Losses to the extent arising out of or resulting from, without duplication, any and all Taxes (or the nonpayment thereof) of the Company Stockholders and their Affiliates for any taxable period, the Company and the Subsidiaries for a Pre-Closing Tax Period, all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and any and all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract (other than any Commercial Tax Agreement) or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that the Company Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, taken specifically into account in calculating the Closing Working Capital; and provided, further, that the indemnification provided for in Section 10.1(a)(ii), Section 10.1(a)(iii) and Section 10.1(a)(iv) shall be subject to a maximum indemnification amount equal to the Indemnification Escrow Amount then remaining in escrow, provided that after the exhaustion of the Indemnification Escrow Amount, nothing shall prevent Parent from making a claim under, or being indemnified pursuant to, the Representations and Warranties Insurance Policy.

(b)     Parent shall indemnify the Company Stockholders and hold them harmless from and against any and all Losses to the extent arising out of or resulting from, without duplication, any and all Taxes of the Company and the Subsidiaries for any Post-Closing Tax Period, except to the extent such Tax is attributable to the breach of the covenants set forth in this Agreement by the Company or Stockholder Representative.

Section 10.2     Allocation of Tax Liability for Straddle Periods. For purposes of the Tax reimbursement and indemnity provisions of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (a) in the case of any Taxes other than gross receipts, employment Taxes, sales or use Taxes and Taxes based upon or related to income, be deemed equal to the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income and any gross receipts, employment Tax, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

Section 10.3     Cooperation; Audits. In connection with the preparation of Tax Returns, Proceedings relating to the Tax liabilities imposed on the Company or any Subsidiary for all Pre- Closing Tax Periods, the Parent, on the one hand, and Stockholder Representative, on the other hand, shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes. Parent shall, and shall cause the Company and the Subsidiaries to, retain all books and records with respect to Tax Proceedings pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Stockholder Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention Laws and agreements entered into with any Tax Authority.

Section 10.4     Tax Returns.

(a)     Tax Returns due on or before the Closing Date. The Company shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company and the Subsidiaries that are due on or before the Closing Date (taking into account applicable extensions) and shall pay (or cause to be paid) all Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared in accordance with the past practice of the Company and the Subsidiaries, as applicable, in filing Tax Returns unless otherwise required by applicable Law. The Company shall deliver (or cause to be delivered) such Tax Returns to the Parent no less than thirty (30) days in the case of any such Income Tax Return or as soon as practical in the case of any other Tax Return prior to the applicable filing deadline (taking into account applicable extensions) for the Parent’s review and comment. The Company shall make or cause to be made all changes reasonably requested by the Parent with respect to any such Tax Returns.

(b)     Tax Returns due after the Closing Date.

(i)     For any Straddle Period, the Company shall prepare (or cause to be prepared) and timely file (or cause to be timely filed), taking into account extensions, all Tax Returns of the Company and the Subsidiaries (the “Straddle Tax Returns”) and shall deliver or cause to be delivered such Straddle Tax Returns to Stockholder Representative no less than thirty (30) days in the case of any Income Tax Return or ten (10) days in the case of any other Tax Return prior to the applicable filing deadline (taking into account applicable extensions) for Stockholder Representative’s review and comment. The Company shall make or cause to be made all changes reasonably requested by Stockholder Representative with respect to any Straddle Tax Returns.

(ii)     For any Income Tax Return for a taxable period that ends on or before the Closing Date and that is required to be filed by the Company or the Subsidiaries after the Closing Date (taking into account applicable extensions) (the “Pre-Closing Income Tax Returns”), the Company shall timely prepare or cause to be prepared such Pre-Closing Income Tax Returns and shall deliver or cause to be delivered such Pre-Closing Income Tax Returns to the Parent no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions) for the Parent’s review and comment. The Company shall make or cause to be made all changes reasonably requested by the Parent with respect to any Pre-Closing Income Tax Returns.

(iii)     For any other Tax Return for a taxable period that ends on or before the Closing Date and that is required to be filed by the Company or the Subsidiaries after the Closing Date (taking into account applicable extensions) (the “Pre-Closing Other Tax Returns”), the Parent shall timely prepare or cause to be prepared such Pre-Closing Other Tax Returns and shall deliver or cause to be delivered such Pre-Closing Other Tax Returns to Stockholder Representative as soon as practical prior to the applicable filing deadline (taking into account applicable extensions) for Stockholder Representative’s review and consent. If, after consulting in good faith, the Parties are unable to resolve any comments made by Stockholder Representative with respect to a Pre-Closing Other Tax Return, such Pre-Closing Other Tax Return shall be referred to the Independent Accountant for resolution. If the Independent Accountant is unable to make a determination with respect to any disputed item prior to the due date for the filing of the Pre-Closing Other Tax Return in question, then (x) the Company or the Subsidiaries, as applicable, shall timely file such Pre-Closing Other Tax Return in accordance with the reasonable position of the Parent and (y) when the Independent Accountant subsequently resolves the dispute, the Company or the Subsidiaries, as applicable, shall promptly file an amended Pre-Closing Other Tax Return, if necessary reflecting the resolution by the Independent Accountant. The fees and expenses of the Independent Accountant shall be shared equally by Stockholder Representative and the Parent.

(iv)     All such Straddle Tax Returns, Pre-Closing Income Tax Returns and Pre-Closing Other Tax Returns (collectively, the “Pre-Closing Tax Returns”) shall be prepared in accordance and consistently with the past practices of the Company or the Subsidiaries, as applicable, unless otherwise required by applicable Law. The Parent or Stockholder Representative, as applicable, shall provide comments (if any) on or to such Pre- Closing Tax Returns reasonably prior to the due date for such Pre-Closing Tax Return (taking into account applicable extensions) and, if the Parent or Stockholder Representative, as applicable, does not provide any written comments prior to the due date for such Pre-Closing Tax Return (taking into account applicable extensions), the Parent or Stockholder Representative, as applicable shall be deemed to have accepted such Tax Return. Parent shall pay or cause to be paid any Taxes shown as due on any Pre-Closing Tax Return.

Section 10.5     Tax Controversies. Notwithstanding any other provision of this Agreement, this Section 10.5 shall control any Proceedings with respect to Taxes or Tax Returns (a “Tax Proceeding”). The Parent, on the one hand, and Stockholder Representative, on the other, shall inform the other in writing promptly after receipt of notice of any Tax Proceeding from any Tax Authority which may be the subject of an indemnification claim pursuant to Section 10.1 of this Agreement; provided, however, a failure to give such notice shall not affect a Party’s rights to indemnification hereunder except to the extent the indemnifying party is prejudiced by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Tax Authority and describe in reasonable detail the nature of such Tax Proceeding. With respect to any Tax Proceeding for which the Company Stockholders may have an indemnification obligation pursuant to this Agreement, the Parent shall not enter into any settlement of, otherwise compromise or abandon any such Tax Proceeding without the prior written consent of Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and the Parent shall keep Stockholder Representative duly informed with respect to such Tax Proceedings.

Section 10.6     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger will be paid fifty percent by the Parent and fifty percent by the Company Stockholders (and such portion shall be Company Transaction Expenses) when due, and the Parent and Stockholder Representative shall cooperate in the execution of filing of all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 10.7     Treatment as Purchase Price Adjustment. For Tax purposes, the Parties agree to treat all indemnification payments made under this Agreement as adjustments to the Purchase Price unless otherwise required by applicable Law.

Section 10.8     Tax Sharing Agreements. Other than with respect to Commercial Tax Agreements, the Company shall cause all Tax allocation agreements or Tax sharing agreements between the Company or any of Subsidiary, on the one hand, and any Affiliate of the Company (other than a Subsidiary), on the other hand, to be terminated as of the Closing Date.

Section 10.9     Survival, Conflict of Provisions and Procedures. The covenants provided in this Article X shall survive indefinitely. In the event of any conflict between this Article X and Article XI, as it relates to Taxes, this Article X shall govern. Claims by, and payments to, an indemnified party pursuant to Section 10.1 shall be made utilizing the procedures set forth in Section 11.3(a).

Article XI

INDEMNIFICATION

Section 11.1     Indemnification by the Company Stockholders.

(a)     The Company Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares) indemnify, defend and hold harmless Parent, Merger Subsidiary and the Surviving Corporation, each of their respective successors and assigns and their respective directors, officers, agents, representatives and employees (collectively, the “Parent Indemnified Parties”) from and against any and all, without duplication, liability, loss, damage, claim, charge, action, suit, proceeding, investigation, deficiency, Tax, interest, penalty, reasonable cost and reasonable expense (including, without limitation, reasonable attorneys’ fees) that (a) with respect to any Third-Party Claim, are actually paid by an Indemnified Party and (b) with respect to any claim that is not a Third-Party Claim, exclude any punitive damages or damages pursuant to statute that provide for multiple-based damages (a “Loss”) to the extent imposed on, incurred or suffered by or asserted against any Parent Indemnified Party, to the extent such Loss results from or arises out of:  any breach or inaccuracy of any of the representations and warranties made by the Company in this Agreement or any Ancillary Document,  any failure of the Company to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or any Ancillary Document; (iii) any claim made by any Company Stockholder, Optionholder or Warrantholder relating to such Person’s rights with respect to the Merger Consideration or any other consideration hereunder, or the calculations and determinations set forth on the Consideration Spreadsheet; (iv) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; (v) Net Debt in excess of $8,000,000; or (vi) any Company Transaction Expenses outstanding as of the Closing to the extent not paid or satisfied by the Company or a Subsidiary at or prior to the Closing; provided, however, that the Parent Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under Section 11.1(a)(i) in respect of the representations and warranties made by the Company only if such right is asserted (whether or not such Losses have actually been incurred) on or before the respective dates set forth below:

For Representations and Warranties Set Forth in the Following Sections:	All Claims Must be Asserted by:

Section 4.1 (first sentence only) (Due Organization), Section 4.2 (Capitalization), Section 4.6(a) (Title to Assets), Section 4.7(c) (Title to Real Property) and Section 4.17(b) (Title to Intellectual Property) (the “Fundamental Representations”)

The later of (i) the expiration of the duration of the claims period of the Representations and Warranties Insurance Policy, and (ii) six years after the Closing Date.
Section 4.10 (Employee Benefit Plans), Section 4.12 (Tax Matters) and Section 4.16 (Environmental Matters)

The later of (i) the expiration of the duration of the claims period of the Representations and Warranties Insurance Policy, and (ii) within 60 days after the expiration of the applicable statute of limitations (including extensions).

Other representations and warranties	The later of (i) the expiration of the duration of the claims period of the Representations and Warranties Insurance Policy and (ii) 18 months after the Closing Date.

(b)     Notwithstanding anything expressed or implied in this Article XI to the contrary, none of the Parent Indemnified Parties shall be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 11.1(a)(i) from and after such time that the aggregate amount of Losses for which the Indemnified Parties have been indemnified under Section 11.1(a)(i) hereof exceeds the Indemnification Escrow Amount (the “Cap”). Recovery for Losses incurred by Parent Indemnified Parties shall come first from the Indemnification Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement until the Indemnification Escrow Fund has been fully exhausted or disbursed from the Indemnification Escrow Fund, at which point the Parent Indemnified Parties’ sole source of recovery for claims under Section 11.1(a)(i) shall be through the Representations and Warranties Insurance Policy in accordance with the terms thereof. For purposes of clarity and the avoidance of doubt, resort against the Indemnification Escrow Fund shall be the Parent Indemnified Parties’ sole and exclusive remedy against the Company Stockholders for any breach or inaccuracy of any of the representations and warranties made by the Company in this Agreement or any Ancillary Document, except for claims based on Fraud or intentional misrepresentation. Notwithstanding anything to the contrary in this Agreement (including the preceding sentence), (i) in no event will any Parent Indemnified Parties be required to bring a claim to recover Losses under the Representations and Warranties Insurance Policy, and (ii) the existence of the Representations and Warranties Insurance Policy or any claims relating thereto shall not in any way limit any Parent Indemnified Parties’ ability to recover from the Indemnification Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement. In the event of any payment by the insurer under the Representations and Warranties Insurance Policy, the insurer shall be subrogated to all of Parent’s and the Company’s respective rights of recovery against any Person based upon, arising out of or relating to such payment, but the Indemnifying Party’s obligations shall remain subject to the limitations set forth in this Article XI. In no event shall the liability of any Company Stockholder under this Agreement exceed such Company Stockholder’s respective Pro Rata Share of the Merger Consideration actually received by such Company Stockholder.

(c)     Absent Fraud or intentional misrepresentation, an Indemnifying Party shall not have any liability under Section 11.1(a)(i) hereof unless the aggregate amount of Losses incurred by the Parent Indemnified Parties and indemnifiable hereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds the Basket and, in such event, the Indemnifying Party shall be required to pay the entire amount of all such Losses (without deducting the Basket amount from the calculation of such Losses).

Section 11.2     Indemnification by Parent and Merger Subsidiary. Parent and Merger Subsidiary shall, jointly and severally, indemnify, defend and hold harmless the Company Stockholders and their directors, officers, agents, representatives and employees and their respective successors and permitted assigns (collectively, the “Company Indemnified Parties” and, together with the Parent Indemnified Parties, collectively referred to as the “Indemnified Parties”) from and against any and all, without duplication, Losses to the extent imposed on, incurred or suffered by or asserted against any Company Indemnified Party, directly or indirectly, to the extent resulting from, arising out of, or incurred with respect to (in each case except to the extent waived or deemed waived by the Company in accordance with this Agreement)  any breach or inaccuracy of any of the representations and warranties made by Parent or Merger Subsidiary in this Agreement or any other agreement or instrument delivered by Parent or Merger Subsidiary pursuant to this Agreement; or (b) any failure of Parent or Merger Subsidiary to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by Parent or Merger Subsidiary pursuant to this Agreement; provided, however, that the Company Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under Section 11.2(a) in respect of the representations and warranties made by Parent or Merger Subsidiary only if such right is asserted (whether or not such Losses have actually been incurred) on or before the date that is 18 months after the Closing Date.

Section 11.3     Indemnification Procedures.

(a)     In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, including without limitation with respect to any liabilities and obligations of the Company existing as of the Effective Time required to be satisfied by the Company as provided in Section 7.5, the Indemnified Party shall deliver to the party against whom indemnification is sought in accordance with Section 11.1 or Section 11.2, as the case may be (an “Indemnifying Party”), notice of its claim for indemnification with reasonable promptness after determining to make such claim. The failure by any Indemnified Party to so notify the Indemnifying Party, as the case may be, shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as provided in Section 12.6.

(b)     If any claim for indemnification under Section 11.1 or Section 11.2 involves the claim of any third party against an Indemnified Party (a “Third-Party Claim”), the Indemnifying Party may, upon written notice as provided above (which notice shall acknowledge that such Third-Party Claim is an indemnifiable claim under this Article XI), assume control over the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and, after written notice from the Indemnifying Party to the Indemnified Party of its assumption of the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (but the Indemnified Party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the Indemnified Party as a result of any settlement or compromise thereof that is effected by the Indemnified Party (without the written consent of the Indemnifying Party). If the Indemnifying Party elects not to, or fails to, assume control over the defense of a Third-Party Claim, then the Indemnified Party may assume such defense and the Indemnifying Party shall be required to pay all legal or other expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in such defense, subject to the limitations set forth in Section 11.1(b).

(c)     Anything in this Section 11.3 notwithstanding, if both the Indemnifying Party and the Indemnified Party are named as parties or subject to such Third-Party Claim and either such party determines in good faith with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party that, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice the prosecution of the defenses available to such Indemnified Party, then the Indemnifying Party may decline to assume the defense on behalf of the Indemnified Party or the Indemnified Party may retain the defense on its own behalf, and, in either such case, after written notice to such effect is duly given hereunder to the other party, the Indemnifying Party shall be relieved of any undertaking to assume the defense on behalf of the Indemnified Party, but shall be required to pay all legal or other expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in such defense, subject to the limitations set forth in Section 11.1(b).

(d)     If the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnified Party shall cooperate fully with the Indemnifying Party and shall appear and give testimony, produce documents and other tangible evidence, allow the Indemnifying Party reasonable access to the books and records of the Indemnified Party and otherwise provide reasonable assistance to the Indemnifying Party in conducting such defense. No Indemnifying Party shall, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third-Party Claim. Provided that proper notice is duly given, if the Indemnifying Party elects to assume the defense thereof but fails to promptly and diligently contest the Third-Party Claim, then the Indemnified Party may respond to, contest and defend against such Third-Party Claim (but the Indemnifying Party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the Indemnifying Party the entire cost and expense thereof including, without limitation, reasonable attorneys’ fees and disbursements and all amounts paid or foregone as a result of such Third-Party Claim, or the settlement or compromise thereof, subject to the limitations set forth in Section 11.1(b). Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)     Notwithstanding the foregoing provisions of this Section 11.3, in circumstances where Section 11.3(c) does not apply and the Indemnifying Party has diligently assumed the defense of the Third-Party Claim, the Indemnified Party shall nonetheless have the right at its own cost and expense to take over and assume the control (as to itself) of the defense or settlement of the Third-Party Claim if the Indemnified Party is dissatisfied with the prosecution of the defense of such Third-Party Claim. The Indemnifying Party shall not be liable under this Article XI for any settlement or compromise effected without its consent, and further subject to the limitations set forth in Section 11.1(b).

(f)     Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price and Merger Consideration for Tax purposes, unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price and Merger Consideration for United States federal income Tax purposes.

(g)     The Indemnification Escrow Fund shall expire and terminate on the date that is 18 months after the Closing Date pursuant to the terms of the Escrow Agreement, and upon such expiration and termination, the Escrow Agent, upon receipt of joint written instructions from Parent and the Stockholder Representative, shall pay any amount remaining in the Indemnification Escrow Fund to the Company Stockholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares; provided, however, that the Escrow Agent shall retain and not distribute to the Company Stockholders (and the Indemnification Escrow Fund shall not expire or terminate with respect to) such portion of the Indemnification Escrow Fund as is equal to the aggregate amount of any outstanding Losses for which Parent Indemnified Parties have made an indemnification claim or claims by providing notice thereof pursuant to this Article XI and which has or have not yet been resolved pursuant to this Article XI.

Section 11.4     Survival of Representations and Warranties. All representations, warranties and covenants made by the Company in this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date and Effective Time. The representations and warranties of Parent, Merger Subsidiary and the Company will survive the Closing and will remain in effect until, and will expire as provided in, Section 11.1(a) and Section 11.2.

Section 11.5     Exclusive Remedy. After the Closing, the indemnification provisions of this Article XI, including recovery against the Indemnification Escrow Fund and the Representations and Warranties Insurance Policy, will provide the sole and exclusive remedy for any breach of any representation, warranty, covenant or obligation or other claim arising out of this Agreement or the transaction contemplated hereby, except for claims based on Fraud or intentional misrepresentation. Notwithstanding anything in this Agreement to the contrary, (a) no limitations (including the limitations set forth in this Article XI), qualifications or procedures in this Agreement shall be deemed to apply to any claim for Losses under the Representations and Warranties Insurance Policy and (b) nothing herein shall prevent Parent or any Affiliate thereof from making any claim under the Representations and Warranties Insurance Policy.

Section 11.6     Fraud and Intentional Misrepresentation. None of the limitations set forth in this Article XI shall apply to claims based on Fraud or intentional misrepresentation.

Section 11.7     Materiality. For purposes of this Article XI (including the determination of whether there has been any breach or inaccuracy in the representation or warranty and the determination of the amount of any Loss that is subject to indemnification), each representation and warranty in this Agreement shall be read without regard to, and without giving effect to, the term “material” or “Company Material Adverse Effect” or “in all material respects” or other similar qualification contained in, or otherwise applicable to, such representation or warranty.

Article XII

MISCELLANEOUS

Section 12.1     Stockholder Representative.

(a)     By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative, exclusive agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)     give and receive notices and communications;

(ii)     authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 3.11 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to this Agreement;

(iii)     agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 3.11;

(iv)     agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to this Agreement;

(v)     litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to this Agreement;

(vi)     execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)     make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)     engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(ix)     take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Stockholders except as expressly provided herein, in the Escrow Agreement and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. The Stockholder Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party.

(b)     Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including, without limitation, all matters related to indemnification) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by Stockholder Representative, as being fully binding upon such Person and such Person’s successors. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Company Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Stockholders and shall be final, binding and conclusive upon each such Person. No Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same and all defenses which may be available to any Company Stockholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement are waived. The provisions of this Section, including the power of attorney granted hereby, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Company Stockholders, or by operation of Law, whether by death or other event and (ii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in the Indemnification Escrow Fund.

(c)     Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Company Stockholders according to each Company Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Subsidiary and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 12.1(a) above. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d)     Certain Company Stockholders and Optionholders have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement (such Company Stockholders and Optionholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”) shall be liable to the Company Stockholders or Optionholders for actions taken pursuant to this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved Fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Company Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify, defend and hold harmless the Stockholder Representative Group from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages, fees, fines, judgments, amounts paid in settlement and expenses (including reasonable attorneys’ fees and disbursements, costs of other skilled professionals and in connection with seeking recovery from insurers) arising out of and in connection with its activities as Stockholder Representative under this Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement (collectively, the “Representative Losses”), in each case as such Representative Loss is suffered or incurred. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Escrow Fund; and (ii) from any distribution of the Indemnification Escrow Fund otherwise distributable to the Company Stockholders at the time of distribution; (iii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i) and (ii), directly, from the Company Stockholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Escrow Fund to the Company Stockholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement. The Company Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

Section 12.2     Amendment. This Agreement may be amended by action taken by Merger Subsidiary, the Company and Parent at any time before or after obtaining the Company Stockholder Approval; provided, however, that after obtaining the Company Stockholder Approval no amendment shall be made that under applicable Law requires the approval of such Company Stockholders without the approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 12.3     Extension; Waiver. At any time prior to the Effective Time, each Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other Party hereto or (iii) subject to the proviso contained in Section 12.2, waive compliance with any of the agreements or conditions contained herein by the other Party. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.4     Entire Agreement; Assignment. This Agreement, including all Schedules and Exhibits attached hereto, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, and (ii) shall not be assigned by operation of law or otherwise prior to the Effective Time.

Section 12.5     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows; provided that with respect to notices delivered to the Stockholder Representative, such notices must be delivered solely via email:

if to the Company:

Ethertronics, Inc.

5501 Oberlin Drive, Suite 100

San Diego, California 92121

Attention:      Chief Executive Officer and Chief Financial Officer

Telephone:     (858) 550-3820

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road, Suite 200

San Diego, California 92130

Attention:       John Tolpa

Telephone:      (858) 436-8086

If to the Stockholder Representative

Fortis Advisors LLC

Attention Notice Department

Email: notices@fortisrep.com

if to Parent or Merger Subsidiary:

AVX Corporation

1 AVX Boulevard

Fountain Inn, South Carolina 29644

Attention:      Evan Slavitt, Senior Vice President,

                       General Counsel and Corporate Secretary

Telephone:     (864) 228-3417

with a copy to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Attention:      Coburn R. Beck

Telephone:     (804) 697-1262

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 12.6     Governing Law; Consent to Jurisdiction; Arbitration.

(a)     This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court sitting in Wilmington, Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

(b)     Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by single-arbitrator arbitration administered by the American Arbitration Association in accordance with its Procedures for Large, Complex Commercial Disputes including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Unless otherwise agreed to by the Parties, the arbitration shall be held in New Castle County, Delaware and the substantive and procedural laws of Delaware shall apply, except for any choice of law provisions. The arbitration shall be conducted in English. Although the arbitrator(s) need not apply formal rules of evidence, the arbitration will be guided by the Federal Rules of Evidence. The arbitrator shall render an award together with a reasoned decision. The arbitrator may award costs and attorney’s fees if the arbitrator determines that the position of one Party was not substantially justified. The arbitrator may not award punitive damages, nor may the arbitrator award multiple damages even if permitted by applicable law. Any demand for arbitration must be made within one year of discovery, or the claim will be deemed waived. This arbitration provision and any award made pursuant to an arbitration convened pursuant to it may be enforced in the United States District Court with jurisdiction over New Castle County, Delaware, or, if such court lacks jurisdiction, then the state courts of Delaware with jurisdiction over New Castle County.

Section 12.7     Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 12.8     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 12.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.10     Execution of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic transmission (including by exchanging PDF copies) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

Section 12.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

AVX CORPORATION

By:
           Name:
           Title:

ARMSTRONG ALPERT, INC.

By:
           Name:
           Title:

ETHERTRONICS, INC.

By:
           Name:
           Title:

FORTIS ADVISORS LLC as the

Stockholder Representative

By:
           Name: Richard Fink
           Title: CEO & Managing Director

31727501